As filed with the Securities and Exchange Commission on April 5 , 2013

Registration No. 333-185270

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

AMENDMENT NO. 2

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

maniaTV Inc.

(Exact name of registrant as specified in its charter)

Colorado	7374	26-4627178
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

8335 Sunset Boulevard

West Hollywood, California  90069

(855) 886-2642

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Drew Massey

 President and Chief Executive Officer

8335 Sunset Boulevard

West Hollywood, California  90069

(855) 886-2642

 (Name, address, including zip code, and telephone number,

Including area code, of agent for service)

With a Copy to:

Jon D. Sawyer, Esq.

Jin, Schauer & Saad LLC

600 Seventeenth St., Suite 2700S

Denver, Colorado 80202

(720) 889-2211

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer (Do not check if a smaller reporting company)	[ ]	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Class A Common Stock	1,111,111	$0.90	$1,000,000	$136.40 (2)

(1)

We intend to offer a minimum of 555,556 shares of our Class A common stock (the “Shares”) up to a maximum of 1,111,111 Shares. We will establish an escrow account and all proceeds will be deposited into said account until such time as the minimum subscription amount of $500,000.00 is raised, at which time the funds will be released to us for use in our operations.  In the event that we do not raise the minimum proceeds before the expiration date of the offering, all funds raised will be returned promptly to the subscribers without deductions or interest.

(2)

Previously paid with initial filing.

________________________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED APRIL 5 , 2013.

maniaTV Inc.

Class A Common Stock

This is an initial public offering of shares of Class A common stock of maniaTV Inc.

We are offering 1,111,111 shares of our Class A common stock.  This is our initial public offering, and no public market currently exists for our Class A common stock.  We are offering for sale a minimum of 555,556 shares, up to a maximum of 1,111,111 shares of our Class A common stock on a “self-underwritten,” best-efforts basis, which means our officers and directors will attempt to sell the shares. The shares will be offered at a price of $0.90 per share for a period of one hundred fifty (150) days from the date of this prospectus, subject to a ninety (90) day extension, in our sole discretion. There is no minimum amount of shares required to be purchased by any particular investor.

We have two classes of authorized common stock, Class A common stock and Class B common stock.  The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion.  Each share of Class A common stock is entitled to one vote per share.  Each share of Class B common stock is entitled to 10 votes per share and is convertible at any time into one share of Class A common stock.  Outstanding shares of Class B common stock will represent approximately 97.7% of the voting power of our outstanding capital stock if the minimum number of shares of our Class A common stock is sold and 97.0% if the maximum number of shares of Class A common stock is sold.

Any investment in the shares offered herein involves a high degree of risk. You should only purchase shares if you can afford a complete loss of your investment. Before investing, you should carefully read this prospectus and, particularly, the “Risk Factors” section, beginning on page 11.

The offering price of the shares has not been determined by any independent financial evaluation, market mechanism or by our auditors, and is therefore, arbitrary. Because we have no significant operating history and have generated limited revenues to date, the price of our Class A common stock is not based on past earnings, nor is the price of our Class A common stock indicative of the current market value of the assets owned by us.

We are an “emerging growth company” under the Jumpstart Our Business Startups Act (“JOBS” Act) and are eligible for reduced public company reporting requirements.  See “Risk Factors” beginning on Page 11.

Neither the U.S. Securities and Exchange Commission nor any state securities division has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting or Sales Commissions	Total
Common Stock(1)
Total Offering
Minimum Offering (2)(3)	$0.90	$0.00	$ 500,000
Maximum Offering	$0.90	$0.00	$1,000,000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

______________________

(1)

As of the date of this prospectus, there is no public trading market for our common stock and no assurance that a trading market for our shares will ever develop.

(2)

Pending the receipt and payment of any funds gathered to satisfy the $500,000 minimum, all proceeds will be held in a separate non-interest bearing escrow account by the Escrow Agent for this offering at Key Bank in Denver, Colorado. The Escrow Agent is Corporate Stock Transfer, Inc., who has the sole signature authority over this account and shall determine whether the minimum offering requirements are satisfied. Funds will be deposited in this escrow account no later than noon on the business day following receipt.  Key Bank is not a party to the Escrow Agreement.  See “Risk Factors - Risks Related to Our Company, this Offering and Ownership of Our Common Stock.”  In the event the minimum is not sold within the 150-day offering period or any extension of an additional 90 days at our sole discretion, this offering will terminate and all funds will be returned promptly to subscribers by the Escrow Agent without any deductions or payment of interest. Subscribers will not be entitled to a return of funds from such escrow during the 150-day offering period or any extension period, for a potential total of 240 days. See “Use of Proceeds” and “Plan of Distribution.”

(3)

The proceeds to the Company are shown before deduction for legal, accounting, printing, and other expenses which are estimated at $40,000.  See “Use of Proceeds” and “Dilution.”

________________________

Subject to Completion, Dated April 5 , 2013.

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY 5
Who We Are 5
Our Strategy 6
Risks Related to Our Business 7
Corporate Information 8
The Offering 8

RISK FACTORS 11
Risks Related to Our Business and Our Industry 11
Risks Related to Our Company, this Offering and Ownership of Our Common Stock 19
Risks Relating to the JOBS Act 25

USE OF PROCEEDS 2 7

DETERMINATION OF OFFERING PRICE 28

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES 28

PLAN OF DISTRIBUTION 29

LEGAL PROCEEDINGS 30

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
PERSONS 31
Background Information about Our Officers and Directors 31

EXECUTIVE COMPENSATION 33
Summary Compensation 33
Directors Compensation 34
2010 Stock Incentive Plan 34
Limitation on Liability and Indemnification Matters 36

PRINCIPAL STOCKHOLDERS 38
Future Sales by Existing Stockholders 39

DESCRIPTION OF SECURITIES 39
Authorized Capitalization 39
Common Stock 39
Preferred Stock 41
Options 41
Convertible Note 41
Voting Agreement 42
Anti-Takeover Provisions 42
Shares Eligible for Future Sale 43
Rule 144 43

DESCRIPTION OF BUSINESS 44
Introduction 44
Our Market Opportunity 46
Our Strategy 48
Competition 50
Privacy 51
Intellectual Property 52
Seasonality 53
Corporate Information 53
Employees 53

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS 54
Overview 54
Plan of Operations 54
How We Make Money 55
Key Performance Indicators 55
Basis of Presentation 56
Results of Operations for the year ended December 31, 201 2 as compared to the year ended December 31, 201 1 57
Results of Operations for the year ended December 31 , 201 1 as compared to the year ended December 31 , 201 0 58
Liquidity and Capital Resources 5 9
Future Liquidity and Cash Requirements 59
Critical Accounting Policies and Estimates 60
Use of Estimates 60
Allowance for Doubtful Accounts 60
Revenue Recognition 60
Recent Accounting Pronouncements 60

DESCRIPTION OF PROPERTY 61

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS 61

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS 61
Reports 6 3
Stock Transfer Agent 6 3

SUBSCRIPTION AGREEMENT AND PROCEDURES 63

EXPERTS AND LEGAL COUNSEL 63

WHERE YOU CAN FIND ADDITIONAL INFORMATION 6 4

FINANCIAL STATEMENTS F-1

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ____________________, (90 days after the effective date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and accompanying notes before making an investment decision.

maniaTV Inc.

Who We Are

We were founded in 2009 by Drew Massey to build a leading pop-culture Internet, mobile and app-based video entertainment destination.  Mr. Massey has over 20 years of experience in the media and entertainment industries and has extensive experience working with leading advertising agencies and brands, producing online content, building media businesses, and developing relationships with top talent agencies and celebrities.  We are currently in operations with the website www.maniaTV.com which has entertainment content and generates pageviews and advertising revenue.  We intend to leverage our founder’s experience in Internet television, brand advertising, and premium celebrity shows, to build a leading network of original pop-culture Internet TV shows that will be available through our “maniaTV jukebox”.

Mr. Massey is our founder, Chairman and Chief Executive Officer.  From January 2003 until July 2007, he served as the Chief Executive Officer of The ManiaTV! Network, Inc., an Internet television pioneer.  While at The ManiaTV! Network, he initiated a strategy of creating professionally produced pop-culture programming anchored by well-known celebrity hosts.  His first celebrity show was a live nightly Internet TV talk show with comedian and actor Tom Green, “Tom Green Live!”, which launched in 2006.  Prior to “Tom Green Live!”, Mr. Green had his own late-night talk show on MTV, had previously served as guest host for The Late Show with David Letterman, and was married to actress Drew Barrymore.  We believe the “Tom Green Live!” show was the first live celebrity Internet TV show, and its launch was covered in dozens of media outlets including a live interview of Tom Green on The Tonight Show with Jay Leno and a national syndicated story by the Associated Press.  Following the successful launch of the “Tom Green Live!” show, Mr. Massey introduced a weekly Internet TV talk show with musician Dave Navarro named “Spread TV”, which launched in 2007.  Mr. Navarro is a popular American guitarist and television personality who is currently hosting the second season of Spike TV’s “Ink Master”.  Navarro previously hosted CBS’s “Rock Star” and co-starred with Carmen Electra in MTV’s “'Til Death Do Us Part: Carmen & Dave”.  During the production of these shows, Mr. Massey and his team developed new production techniques and ways to leverage new, emerging technologies that enabled them to produce professional-looking, network-style programming for a fraction of the cost of cable and TV networks.  One of our principal operating strategies will be to develop professionally produced, pop-culture programming including: celebrity talk shows; reality shows; celebrity, athlete, artist and band interviews; concerts and other music-related shows; comedy shows; and game shows.

Drew Massey has over 20 years of experience working in the media and entertainment industries.  He started his career in 1992 working in the publishing industry for Forbes, Inc. where he created a new division, the American Heritage Custom Publishing Group.  Following his tenure at Forbes, Mr. Massey founded P.O.V. (Point of View), a lifestyle magazine for young, professional men.  P.O.V. launched in 1995 and received various industry accolades, including being named the Adweek “Startup of the Year” and the Adweek “Hot Up & Comer”.  From 1995 to 2000, Massey and his team sold advertising to nearly 200 different brands while working with leading advertising agencies and attracted a number of well-known celebrities and athletes to appear on the magazine’s cover including: Michael Richards (Seinfeld), Matthew Perry (Friends), Samuel Jackson, Matt Dillon, Tyra Banks, John Cusack, Kiefer Sutherland, Jeff Goldblum, KISS, Brett Farve, Ashley Judd, Grant Hill, Eric Lindros, Edward Burns, Matthew Broderick, Minnie Driver, Joaquin Phoenix, Stephen Dorff, Jon Favreau, Jenna Elfman, Mira Sorvino, Oscar de la Hoya, Jeff Goldberg, Jeff Gordon, Anna Kournikova, Debra Messing, Mena Suvari, and Daniela Pestova.

We largely plan to make money the way that television always has – through the sale of advertising.  Internet advertising consists of advertising that appears on desktop and laptop computers, as well as mobile phones and tablets.  A September 2012 report by eMarketer projects that Internet advertising will grow from approximately $26 billion in 2010 to approximately $52 billion in 2015, or a 5-year compound annual growth rate of approximately 14.9%.  We plan to initially target the display advertising segment of the U.S. Internet advertising market and, to a lesser degree, the mobile advertising segment.

We intend to focus our pop-culture programming on the youth and young adult population.  This demographic is critical to advertisers because of the strong influence that youth and young adults typically have on the spending habits of family members and others.  Youth and young adults are often so-called “early adopters”, setting trends that are later adopted by other demographic groups, and consequently we believe that savvy marketers are keenly interested in how to more effectively reach and influence them.

Our Strategy

Our mission is to build a leading Internet, mobile and app-based video entertainment destination website that houses a “jukebox” of original, pop-culture oriented Internet TV shows.  Our strategy is centered on the development of a production studio, the maniaTV “Creative Show Factory,” that will enable us to work with producers, writers, celebrities and other Hollywood talent to create original, network-style shows, available both live and on-demand and delivered via the Internet, that are designed to appeal to the pop-culture interests of youth and young adults.  Key elements of our strategy include:

●

Opening the maniaTV “Creative Show Factory” - We plan to open a production studio to create original programming with producers, writers, celebrities and other talent and build our jukebox of pop-culture content.

●

Building an exclusive library of content focused on pop culture that will appeal to youth and young adults – We plan to develop an exclusive library of professionally produced, pop-culture programming, including celebrity talk shows, reality shows, concerts and celebrity interviews, that we believe will appeal to younger audiences, primarily 1 3 -34 year olds, who have become increasingly more difficult to access through traditional media such as television, newspapers, magazines and radio.

●

Producing “network-style” programming at a fraction of network and cable TV costs - We intend to leverage our founder’s knowledge and experience to produce high-quality, network-style programming at a fraction of the production costs of comparable shows produced for network and cable television.

●

Leveraging celebrity endorsements and active celebrity participation in our marketing and branding efforts - We plan to anchor our pop-culture programming with established celebrity personalities and leverage their fan bases and social followers, marketability and press worthiness to grow our audience and create brand awareness.

●

Providing “anytime-anywhere” access to our programming - Our “maniaTV Jukebox” provides anytime, on-demand access to our content library, and we intend to create a downloadable “App” for viewing our content anywhere on a host of platforms.

●

Leveraging our high-quality programming and production capabilities to build strong, direct relationships with advertising agencies and brands - We believe that our studio and production capabilities and our celebrity-based, pop-culture programming will enable us to sell highly customizable advertising solutions directly to advertising agencies at rates higher than standard advertising network rates.

Risks Related to Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully under the caption “Risk Factors,” and include but are not limited to the following:

•

We may not be successful in our efforts to grow our audience and successfully monetize our programming content;

•

We generate substantially all of our revenue from advertising.  The loss of advertisers, reduction in spending by advertisers, or failure to add new advertisers could seriously harm our business;

•

Our business requires us to invest in new programming before we will receive any revenue therefrom, and audiences may not like our programming and other entertainment content which would adversely affect our results of operations;

•

We face many competitive challenges, any of which could adversely affect our prospects, results of operations and financial condition;

•

Our business is subject to complex and evolving laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, which could harm our business;

•

Our CEO has control over key decision making as a result of his control of a majority of our voting stock;

•

The market price of our Class A common stock may be volatile or may decline, and you may not be able to resell your shares at or above the initial public offering price; and

•

Substantial blocks of our total outstanding shares may be sold into the market as further described in “Shares Eligible for Future Sale.” If there are substantial sales of shares of our common stock, the price of our Class A common stock could decline significantly.

Corporate Information

We were incorporated in the State of Colorado on April 8, 2009 under the name M Incorporated and changed our name in September 2012 to maniaTV Inc.  We have a December 31 fiscal-year end.  Accordingly, all references herein to a fiscal year refer to the 12 months ended December 31 of such year.

ManiaTV®, the maniaTV logo, and other common law trademarks or services marks of maniaTV appearing in this prospectus are the exclusive property of maniaTV Inc.  All other service marks, trademarks and trade names referred to in this prospectus are property of their respective holders.

Our headquarters are currently located at 8335 Sunset Boulevard, West Hollywood, California 90069.  Once we complete this offering, we intend to lease a studio in the Los Angeles area that we will use to produce programming and for our executive offices.  Our phone number is (855) 886-2642.  Our website is www.maniaTV.com.  The information that can be accessed through our website is not part of, and is not incorporated, into this prospectus.

The Offering

Following is a brief summary of this offering. Please see the Plan of Distribution section for a more detailed description of the terms of the offering.

Securities Being Offered	We are offering 1,111,111 shares of our Class A common stock on a “best-efforts” basis with a minimum of 555,556 shares and a maximum of 1,111,111 shares.

Offering Price per Share	$0.90

Offering Period	The 1,111,111 shares are being offered for a period not to exceed 150 days, unless extended by our board of directors for an additional 90 days.

Gross Proceeds to Our Company	$ 500,000 (Minimum Offering) $1,000,000 (Maximum Offering)

Use of Proceeds

We intend to use the proceeds of this offering to open a studio in the Los Angeles area in order to produce fresh premium content, to hire core staff on the programming and advertising sides of our business, to make technological investments in backend broadband servers, to begin developing a maniaTV mobile app, for general and administrative expenses, and for the costs of the offering.  See “Use of Proceeds.”

Class A common stock outstanding before the offering	1,127,779 shares

Class B common stock outstanding before the offering	7,205,555 shares

Class A common stock to be outstanding after the offering	1,683,335 (Minimum offering) 2,238,890 (Maximum offering)

Class B common stock to be outstanding after the offering	7,205,555 (Minimum offering) 7,205,555 (Maximum offering)

Total Class A and Class B common stock to be outstanding after the offering	8,888,890 (Minimum offering) 9,444,445 (Maximum offering)

Voting Rights

Shares of Class A common stock are entitled to one vote per share.

Shares of Class B common stock are entitled to ten votes per share.

Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law. Mr. Massey, who after our initial public offering will control approximately 97.4% of the voting power of our outstanding capital stock, assuming that the maximum offering is sold, will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors. See “Description of Securities.”

Plan of Distribution

This is a self-underwritten offering. This prospectus is part of a registration statement that permits Drew Massey, our Chief Executive Officer and a director, to sell the Shares directly to the public, with no commission or other remuneration payable to him for any Shares he sells. The officers and directors will not purchase Shares in this offering, including, but not limited to, purchases of Shares in order to reach the minimum offering amount.

Escrow Account

Pending sale of the $500,000 minimum, all proceeds will be held in a non-interest bearing escrow account by the Escrow Agent for this offering. The Escrow Agent is Corporate Stock Transfer, Inc.  Funds will be deposited in this escrow account promptly following receipt. In the event the minimum is not sold within the 150-day offering period or any extension of an additional 90 days at our discretion, this offering will terminate and all funds will be returned promptly to subscribers by the Escrow Agent without any deductions or payment of interest. Subscribers will not be entitled to a return of funds from such escrow during the 150-day offering period or any extension period, for a potential total of 240 days. See “Use of Proceeds” and “Plan of Distribution.”

Subscription Agreement and Procedures

We will accept no subscriptions or indications of interest until our registration statement is effective. At that point, all subscriptions must be made by the execution and delivery of a subscription agreement, a form of which is attached to this prospectus as Annex A.  Subscriptions are not binding until accepted.

RISK FACTORS

An investment in these securities involves an exceptionally high degree of risk and is extremely speculative in nature. Following are what we believe are all of the material risks involved if you decide to purchase shares in this offering.

Risks Related to Our Business and Our Industry

We are an early stage company with an unproven business model and a limited operating history, and you should consider any investment in us a high-risk investment whereby you could lose your entire investment.

We are an early stage company with and a new and unproven business plan and a limited operating history.  As an investor, you should be aware that our limited operating history makes it difficult for you to evaluate our business and prospects based on prior performance.  Moreover, early stage companies frequently experience significant unanticipated difficulties, delays and expenses, and we cannot assure you that our business as described in this prospectus will ever be achieved or prove successful.  If we cannot effectuate our business plan in a timely and profitable manner, you could lose your entire investment.

Internet television is a new and emerging market, which makes it difficult to evaluate our current business and future prospects.

Internet television is a new and emerging market, and our current business and future prospects are difficult to evaluate. The market for Internet television has undergone rapid and dramatic changes in its relatively short history and is subject to significant challenges. Many new entrants into Internet television have failed despite expending considerable resources.  As a result, the future revenue and income potential of our business is highly uncertain. You should consider our business and prospects in light of the risks and difficulties we may encounter in this new and rapidly evolving market, which risks and difficulties include, among others:

•

our new, evolving and unproven business model;

•

our ability to retain our current viewers, acquire new viewers and increase the amount of time that these viewers spend on our website;

•

our ability to effectively monetize our audience; and

•

our ability to retain existing advertisers, attract new advertisers and prove to advertisers that advertising to our audience through our website is effective enough to justify a pricing structure that is profitable for us.

Our company is small and third parties may choose not to work with us due to our size and limited resources.

Our company currently only has one employee and we intend to remain leanly staffed for the foreseeable future.   Our success will depend upon our ability to convince third parties such as advertisers, celebrities and content owners to work with us, and such third parties may choose to engage with larger, well-established companies due to brand recognition, longer operating histories and greater financial resources.

The industry in which we operate is highly competitive.

The entertainment industry is intensely competitive, and we compete for content, audiences and advertising dollars against a variety of sources including broadcast, cable and satellite television, movie studios and independent film producers and distributors, online, digital and mobile properties, and other entertainment outlets.  The entertainment industry is becoming increasingly dominated by large multi-national, multi-media entities that control key film, magazine, television and/or Internet content, as well as key network, cable, Internet and other distribution outlets. Virtually all of these competitors are substantially larger than we are, have been in business longer, and have numerous advantages over us including the ability to acquire financing for their projects and attract superior properties, personnel, actors and/or celebrity hosts.  Our competitors may also have preferential access to content writers, producers, important technologies, data on viewers to our website, competitive information, and other important resources. There can be no assurance that we will be able to compete successfully in the future against existing or potential competitors, or that competition will not have a material adverse effect on our business, financial condition or results of operations.

If our efforts to attract new viewers and to retain our existing viewers are not successful, our growth prospects and revenue will be materially and adversely affected.

Our ability to grow our business and generate advertising revenue depends on retaining and expanding our audience and increasing the amount of time that our audience spends on our website.  If we fail to grow our audience, particularly in key demographics such as young adults, we will be unable to grow our advertising revenue, and our business will be materially and adversely affected.

Our ability to grow our audience and improve our viewer demographics is dependent upon our ability to:

•

provide viewers with a consistent, high-quality, user-friendly experience;

•

build out our content library with compelling content that our viewers will enjoy; and

•

innovate and keep pace with the offerings of our competitors.

In addition, we have limited resources and will be largely reliant upon viral marketing to build consumer awareness of our service. If our viral marketing strategy is unsuccessful, we may need to build our brand through more traditional marketing campaigns which will increase our marketing expenses and could have an adverse effect on our results of operations. We cannot assure you that we will be successful in maintaining or expanding our audience, and our failure to do so would materially reduce our revenue and adversely affect our business, operating results and financial condition.

Our business requires us to spend a substantial investment of capital on new programming, and we will have to pay the expenses of such programming before we will receive any revenue therefrom.

To achieve and maintain our competitiveness, we will need to introduce compelling new programming to our viewers.  The development and production of new programming will require us to significantly increase our expenditures, and we will consequently bear greater financial risk.  A significant amount of time may elapse between the time of our expenditures on new programming and the receipt of revenue therefrom, if any, which will adversely affect our liquidity.  If we do not have funds available to introduce new programming, we may not be able to service our existing audience, acquire new audience or attract or retain advertisers, each of which could inhibit the implementation of our business plan and have a material adverse effect on our business, results of operations or financial condition.

Audiences may not accept or like our programming and other entertainment content.

The entertainment industry is characterized by continual changes in consumer interests and in the types of programming and personalities who are of interest. These market characteristics are exacerbated by the hypercompetitive nature of the market, and we will be expected to continually introduce new content. Our performance will depend, in part, on our ability to continue to deliver fresh programming, develop new talent relationships that address the interests of our viewers, and license or develop new programming on a timely and cost-effective basis. The development of our programming library entails significant investment and risks. We may not be successful.  If we are unable to satisfy the ever-changing interests of consumers, our business, results of operations and financial condition could be materially and adversely affected.

An increasing number of individuals are utilizing devices other than personal computers to access the Internet, and our business may suffer if we are unable to adequately display our programming on these devices

The number of individuals who access the Internet through devices other than a personal computer, such as smartphones, tablets, televisions and set-top box devices, has increased dramatically, and we believe this trend is likely to continue. These devices generally have lower processing speed, power and functionality than traditional personal computers which could make viewing our programming on these devices more difficult or less compelling to our viewing audience. Moreover, many of these devices access the Internet through wireless infrastructure which may inhibit or prevent high-quality streaming of content.  If we are unable to successfully ensure that our programming is available on such platforms and devices, or if our programming becomes less compelling to our viewers because of such devices, our business will suffer.

Our failure to convince advertisers of the benefits of advertising on our website would harm our business.

We currently derive nearly all of our revenue from the sale of advertising and expect to continue to derive most of our revenue from the sale of advertising in the future.  Our ability to attract and retain advertisers and to generate advertising revenue depends on a number of factors, including:

•

increasing our audience and the amount of time that our viewing audience spends on our website;

•

competing effectively with other companies for advertising dollars;

•

continuing to develop and diversify our advertising base and expand our offerings to include delivery channels such as mobile devices; and

•

keeping pace with our competition and with changes in technology;

Our agreements with advertisers are generally short term and may be terminated at any time by the advertiser. Advertisers are spending only a small amount of their overall advertising budget on our website, may view advertising with us as experimental and may leave us for competing alternatives at any time. We may never succeed in capturing a greater share of our advertisers’ core advertising spending, particularly if we are unable to achieve the scale and market penetration necessary to demonstrate the effectiveness of our website, or if our advertising model proves ineffective or uncompetitive when compared to alternatives. Failure to demonstrate the value of our website would result in reduced spending by, or loss of, existing or potential future advertisers, which would materially harm our revenue and business.

Our success depends upon the continued acceptance of online advertising as an alternative or supplement to offline advertising.

The percentage of the advertising market allocated to online advertising lags significantly behind the percentage of time spent by people consuming online media.  Growth of our business is dependent upon advertisers increasing their online advertising budgets which may or may not happen. Many advertisers still have limited experience with online advertising and may continue to devote significant portions of their advertising budgets to traditional media.  Any lack of growth in the market for online advertising could result in reduced revenue or increased marketing expenses, which would harm our operating results and financial condition.  Moreover, even if advertisers increase their online advertising expenditures as a whole, we cannot assure you that we will capture any increased online advertising expenditures.

The impact of worldwide economic conditions, including their effect on advertising budgets and discretionary consumer spending, may adversely affect our business and operating results.

Our financial condition is affected by worldwide economic conditions and their impact on advertising spending. Expenditures by advertisers generally tend to reflect overall economic conditions, and to the extent that the economy continues to stagnate, reductions in spending by advertisers could have a serious adverse impact on our business. In addition, any subscription service we may attempt to sell would be considered discretionary on the part of some of our viewers, who may choose to use a competing free service. To the extent that overall economic conditions reduce spending on discretionary activities, our ability to retain and add subscribers could be hindered, which could reduce our subscription revenue and negatively impact our business.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our revenue and operating results could vary significantly from quarter to quarter and year to year because of a variety of factors, many of which are outside our control. As a result, comparing our operating results on a period-to-period basis may not be possible or relevant. In addition to other risk factors discussed in this “Risk Factors” section, factors that may contribute to the variability of our quarterly and annual results include:

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our ability to effectively grow our audience;

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our ability to attract and retain advertisers;

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our ability to effectively manage our growth;

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the effect of increased competition in our business;

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our ability to keep pace with changes in our competition and in technology;

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interruptions in service, whether or not we are responsible for such interruptions, and any related impact on our reputation;

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costs associated with defending any litigation, including intellectual property infringement litigation;

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our ability to successfully add new programming in a timely and cost-effective manner;

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the impact of general economic conditions on our revenue and expenses; and

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changes in government regulation affecting our business.

Seasonal variations in audience and advertising behavior may also cause fluctuations in our financial results.  For example, we may experience higher advertising sales during the fourth quarter of each calendar year due to greater advertiser demand during the holiday season.  In addition, we may experience changes in audience behavior due to fluctuations in Internet usage during vacation and holiday periods as well.  Expenditures by advertisers are also cyclical and discretionary in nature, reflecting overall economic conditions, the economic prospects of specific advertisers or industries, budgeting constraints, buying patterns and a number of other factors, many of which are outside our control. We believe these seasonal trends will result in fluctuations in our financial results and make period-to-period comparisons of such financial results more difficult.

We have experienced increased growth in recent periods. If we fail to effectively manage our growth, our business and operating results may suffer.

We have experienced increased growth in the past year which has placed, and will continue to place, significant demands on our management and infrastructure. We expect that our business plan will require substantial financial, operational and technical resources, and we will need to recruit, integrate and retain skilled and experienced personnel in order to be effective.  Qualified individuals are in high demand, particularly in the digital media industry.  Moreover, as our operations grow in size, scope and complexity, we will need to improve and upgrade our systems and infrastructure, which will require significant expenditures and allocation of resources.  Our business, operating results and financial condition will suffer if we are unable to grow and scale in a productive, efficient and cost-effective manner.

We may acquire other companies which could divert our management’s attention, result in additional dilution to our shareholders and otherwise disrupt our operations and harm our operating results.

We may in the future seek to acquire businesses, content, products or technologies that we believe could complement or expand our offerings, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated. In addition, we do not have any experience in acquiring other businesses. If we acquire additional businesses, we may not be able to integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

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incurrence of acquisition-related costs;

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diversion of management’s attention from other business concerns;

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unanticipated costs or liabilities associated with the acquisition;

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harm to our existing business relationships with business partners and advertisers as a result of the acquisition;

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harm to our brand and reputation;

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the potential loss of key employees;

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use of resources that are needed in other parts of our business; and

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use of substantial portions of our available cash to consummate the acquisition.

In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process. Acquisitions may also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial condition may suffer.

Our success depends upon our viewing audience’s high-speed Internet access.

Our business model requires consumers to access our programming content through Internet connections including, to a lesser degree, mobile connections.  Consequently, our success will depend on third-party Internet service providers and wireless telecommunication companies providing and expanding the availability of high-speed Internet access with the speed and data capacity required to permit high-quality streaming of content. These factors are outside of our control, and any future limitations on broadband Internet access and availability, Internet or wireless network outages, interruptions, bandwidth constraints, rate increases, data usage limits, or intentional blocking of our websites would adversely affect our ability to service our viewers and advertisers.

Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.

We rely upon the ability of viewers to access our service through the Internet. To the extent that network operators implement usage-based pricing such as bandwidth caps, or otherwise try to limit or monetize access to their networks by data providers, we could incur greater operating expenses and our business could be negatively impacted. Furthermore, to the extent network operators were to create tiers of Internet access service and either charge us for or prohibit us from being available through these tiers, our business could be negatively impacted.  Many network operators that provide consumers with access to the Internet, such as Comcast, Time Warner Cable and Cablevision, also provide these consumers with multichannel video programming.  This may create an incentive for these parties to use their network infrastructure in a manner adverse to our continued growth and success. To the extent that network operators are able to provide preferential treatment to their data as opposed to ours, our business could be negatively impacted.

We could face liability for content displayed on our websites, and we might not have adequate resources to fully defend ourselves against third-party actions.

We may be subjected to third-party claims for defamation, negligence, copyright or trademark infringement, or other legal theories relating to our programming.  These types of claims have been brought, sometimes successfully, against various media companies in the past. We could also be subjected to claims based upon the content that is accessible from our websites and distribution network through links to other websites.  Regardless of the merits, the expense of defending any such litigation may have a substantial impact if our insurance carriers fail to cover the cost of the litigation, and the time required to defend the actions could divert management’s attention from the day-to-day operations of our business, which could adversely affect our business, results of operations and cash flows. In addition, an unfavorable outcome in such litigation could have a material adverse effect on our business, results of operations and cash flows.

Piracy of our entertainment content, including digital copyright theft and other unauthorized exhibitions of our content, may decrease the revenue we receive from our programming and adversely affect our business and profitability.

We are fundamentally an entertainment content production and distribution company, and our success is dependent in part upon our ability to monetize our entertainment content. The theft of our programming, digital content, brands, and other intellectual property has the potential to significantly affect us and the value of our content. Copyright theft and other unauthorized uses of content are particularly prevalent in many parts of the world that lack effective enforcements mechanisms and are becoming increasingly easier due to the wide availability of higher bandwidth, reduced storage costs, tools that undermine security features such as encryption, and the ability of pirates to cloak their identities online.  The theft or unauthorized use of our content may have an adverse effect on our business, because it could reduce the revenue that we are able to receive from the legitimate use of our content and thereby inhibit our ability to recoup the expenses incurred in creating works.  Moreover, if we have to engage in legal action to protect our intellectual property and prevent the unauthorized use of our content, these efforts may adversely affect our profitability and may not ultimately be successful.

Government regulation of the Internet is evolving, and unfavorable developments could have an adverse effect on our operating results.

We are subject to general business regulations and laws, as well as regulations and laws specific to the Internet. Such laws and regulations cover taxation, user privacy, data collection and protection, copyrights, electronic contracts, sales procedures, automatic subscription renewals, credit card processing procedures, consumer and child protections, broadband Internet access and content restrictions, We cannot guarantee that we have been or will be fully compliant in every jurisdiction, as it is not entirely clear how existing laws and regulations governing issues such as privacy, taxation and consumer protection apply to the Internet. The adoption of any laws or regulations that adversely affect the popularity or growth in use of the Internet, including laws limiting Internet neutrality, could decrease viewer demand for our service offerings and increase our cost of doing business. Future regulations, or changes in laws and regulations or their existing interpretations or applications, could also hinder our operational flexibility, raise compliance costs and result in additional historical or future liabilities for us, resulting in adverse impacts on our business and our operating results.

Interruptions or delays in service arising from our own systems or from our third-party vendors could impair the delivery of our service and harm our business.

We rely on computer systems, including systems of third-party vendors, to deliver our content in a dependable, timely, and efficient manner.  We have previously experienced, and expect to continue to experience, periodic service interruptions and delays involving these systems, and we do not currently maintain a live fail-over capability that would allow us to switch our operations from one facility to another in the event of a service outage.  Both our own systems and those of our third-party vendors are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. They also are subject to break-ins, sabotage, intentional acts of vandalism, the failure of physical, administrative, and technical security measures, terrorist acts, natural disasters, human error, the financial insolvency of our third-party vendors and other unanticipated problems or events.  The occurrence of any of these events could result in interruptions in our service and in unauthorized access to, or alteration of, the content and data contained on our systems and that these third-party vendors store and deliver on our behalf.  We exercise no control over our third-party vendors, which makes us more vulnerable to any errors, interruptions, or delays in their operations. Any disruption in the services provided by these vendors could have a significant adverse impact on our business reputation, audience relations and operating results. Upon expiration or termination of any of our agreements with third-party vendors, we may not be able to replace the services provided to us in a timely manner or on terms and conditions, including service levels and cost, that are favorable to us, and a transition from one vendor to another vendor could subject us to operational delays and inefficiencies until the transition is complete.

Risks Related to Our Company, this Offering and Ownership of Our Common Stock

Buying low-priced penny stocks is very risky and speculative and since our shares will be a penny stock, it will be more difficult for investors to sell their shares.

The shares being offered are defined as a “penny stock” under the Securities Exchange Act of 1934, and rules of the U.S. Securities and Exchange Commission.  The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with spouse, or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain required disclosures. Consequently, the penny stock rules may affect the ability of broker-dealers to make a market in or trade our common stock and may also affect your ability to resell any shares you may purchase in this offering in the public markets.

Our Class A common stock currently has no trading market and if a trading market does not develop, investors will have difficulty selling their shares.

There is presently no demand for our Class A common stock and no public market for the shares being offered in this prospectus. While we do intend to apply for quotation in the Over-the-Counter Bulletin Board, we cannot guarantee that our application will be approved and our stock listed and quoted for sale. If no market ever develops for our common stock, it will be difficult for you to sell any shares you purchase in this offering. In such a case, you may find that you are unable to achieve any benefit from your investment or to liquidate your shares without considerable delay, if at all. In addition, if we fail to have our common stock quoted on a public trading market, your common stock will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment.

The over-the-counter market for stock such as ours has had extreme price and volume fluctuations.

The securities of companies such as ours have historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in our industry and in the investment markets generally, as well as economic conditions and variations in our operational results, may have a negative effect on the market price of our common stock.

We are selling this offering without an underwriter and may be unable to sell any shares.

This offering is self-underwritten, and we intend to sell the shares through our founder, Chairman, CEO and acting CFO, Drew Massey, who will receive no commissions. We do not plan to engage the services of an underwriter to sell the shares.  We will hold investment meetings and invite our business associates, friends, relatives and acquaintances in an effort to sell the shares to them; however, there is no guarantee that we will be able to sell any of the shares.  In the event we are unable to sell at least the minimum number of the shares in this offering, we will be forced to promptly return all funds to subscribers without any deductions or payment of interest.

The investors may sustain a loss of their investment based on the offering price of our common stock.

The price of our Class A common stock in this offering has not been determined by any independent financial evaluation, market demand or other mechanism, third-party underwriter, or by our auditors, and is therefore, arbitrary. Because we have no significant operating history and have generated limited revenues to date, the price of our Class A common stock is not based on past earnings, nor is the price of our Class A common stock indicative of the current market value of the assets owned by us. As a result, the price of the Class A common stock in this offering may not reflect how the stock is received on the market. There can be no assurance that the shares offered hereby are worth the price for which they are offered and investors may therefore lose all or a portion of their investment.

You will incur immediate and substantial dilution of the price you pay for your shares.

Our existing shareholders acquired their shares for substantially less than you will pay for any shares you purchase in this offering.  As a result, these existing shareholders who control a majority of our outstanding stock will have substantially lower cost basis in their stock than investors in this offering, and as such may have interests that differ from investors in this offering.  Your investment in this offering will result in the immediate and substantial dilution of the net tangible book value of your shares from the $0.90 you pay for them.  As of December 31, 2012, our net tangible book value was $ 64,768 or approximately $0.00 8 per share.  Assuming that $960,000 of maximum net proceeds are realized from this offering, the dilution to new investors from the offering price of $0.90 per share will be approximately $0.79 1 per share, and the gain by existing shareholders will be approximately $0.10 1 per share.  Assuming that $460,000 of minimum net proceeds are realized from this offering, the dilution to new investors from the offering price of $0.90 per share will be approximately $0.84 1 per share, and the gain by existing shareholders will be approximately $0.05 1 per share.  To the extent outstanding stock options are ultimately exercised, there will be further dilution to investors in this offering.

We will have broad discretion in the use of proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return.

We will have broad discretion over the use of proceeds from this offering. You may not agree with our decisions, and our use of the proceeds may not yield any return on your investment in us.  Our failure to apply the net proceeds of this offering effectively could compromise our ability to pursue our business plan.

All of our common stock is restricted but could become eligible for resale under Rule 144; this could cause the market price of our common stock to drop significantly, even if our business is doing well.

Of our total outstanding shares following this offering, 8,333,334 or 93.7% (minimum) or 88.2% (maximum) are restricted from immediate resale but may be sold into the market beginning in ________, 2013 (90 days after date of this prospectus), subject to volume and manner of sale limitations under Rule 144. This could cause the market price of our common stock to drop significantly, even if our business is doing well.  After this offering, we will have outstanding 9,444,445 shares (maximum) or 8,888,890 (minimum) of common stock based on the number of shares outstanding at December 31, 2012. This includes the common shares we are selling in this offering, which may be resold in the public market immediately.  As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

We do not expect to pay dividends on common stock.

We have not paid any cash dividends with respect to our common stock, and it is unlikely that we will pay any dividends on our common stock in the foreseeable future.  Earnings, if any, that we may realize will be retained in the business for further development and expansion.

We have the ability to issue additional shares of our common stock and shares of preferred stock without asking for shareholder approval, which could cause your investment to be diluted.

Our Articles of Incorporation currently authorize the board of directors to issue up to 100,000,000 shares of Class A common stock, up to 10,000,000 shares of Class B common stock, and up to 5,000,000 shares of Preferred Stock. The power of the board of directors to issue shares of common stock, preferred stock, or warrants or options to purchase shares of common stock or preferred stock, is generally not subject to shareholder approval and may have the effect of diluting your investment.

By issuing preferred stock, we may be able to delay, defer or prevent a change of control.

Our Articles of Incorporation permit us to issue, without approval from our shareholders, a total of 5,000,000 shares of preferred stock.  Our board of directors can also determine the rights, preferences, privileges and restrictions granted to, or imposed upon, and shares of preferred stock we issue and to fix the number of shares constituting any series and the designation of such series. It is possible that our board of directors, in determining the rights, preferences and privileges to be granted when the preferred stock is issued, may include provisions that have the effect of delaying, deferring or preventing a change in control, discouraging bids for our common stock at a premium over the market price, or that adversely affect the market price of and the voting and other rights of the holders of our common stock.

We have limited financial resources, and we may be unable to acquire additional financing if needed.

We have limited financial resources.  Although we believe that the proceeds from this offering will be adequate to support our operations for the next 12 months, we are an early stage company and may experience unanticipated difficulties, delays and expenses that could force us to either seek additional capital or scale back our operations significantly.  In the event that we needed additional capital, there are no assurances that any such financings can be obtained on favorable terms, if at all.  Moreover, any public or private offerings we pursue may dilute the ownership interests of our shareholders.

Our founder has control over key decision making as a result of his control of a majority of our voting stock.

As a result of the shares he holds, as well as voting arrangements with another shareholder, Drew Massey, our founder, Chairman, CEO and acting CFO, will be able to exercise voting rights with respect to an aggregate of 7,205,555 shares of Class B common stock and up to 416,667 shares of Class A common stock, which will represent up to 97.4% of the voting power of our outstanding capital stock following our initial public offering assuming all shares are sold.  As a result, Mr. Massey has the ability to control the outcome of all matters submitted to our shareholders for approval, including the election of any directors and any merger, consolidation, or sale of all or substantially all of our assets. This concentrated control could delay, defer, or prevent a change of control, merger, consolidation, or sale of all or substantially all of our assets that our other shareholders may support, or conversely this concentrated control could result in the consummation of such a transaction that our other shareholders do not support. This concentrated control could also discourage a potential investor from acquiring our Class A common stock due to the limited voting power of such stock relative to the Class B common stock and might harm the relative market price of our Class A common stock. In addition, Mr. Massey has the ability to control the management and major strategic investments of our company as a result of his position as our CEO and his ability to control the election or replacement of our directors. In the event of his death, the shares of our capital stock that Mr. Massey owns will be transferred to the persons or entities that he designates. As a board member and officer, Mr. Massey owes certain fiduciary duties to our shareholders and must act in good faith in a manner he reasonably believes to be in the best interests of our shareholders. However, as a shareholder, even a controlling shareholder, Mr. Massey is entitled to vote his shares, and shares over which he has voting control as a result of voting arrangements, in his own interests, which may not always be in the interests of our shareholders generally. For a description of these voting arrangements, see “Description of Securities—Voting Agreements.”

The two class structure of our common stock has the effect of concentrating voting control with our founder and CEO; this limits our other shareholders’ and your ability to influence corporate matters.

Our Class B common stock has 10 votes per share, and our Class A common stock, which is the stock we are offering in this offering, has only one vote per share.  Drew Massey, our founder, Chairman, CEO and acting CFO, holds all of the Class B shares outstanding and will hold approximately 97.4% of the voting power of our outstanding capital stock immediately following this offering assuming all shares are sold.  As a result, Mr. Massey will continue to have significant influence over the management and affairs of the company and control over matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets, for the foreseeable future. This concentrated voting control will limit your ability to influence corporate matters and could adversely affect the market price of our Class A common stock.

If we lose the services of our founder, we could possibly have to suspend our business or cease operations.

Drew Massey, our founder, Chairman, CEO and acting CFO, devotes substantially all of his time and attention to operating our business and is currently our only employee.  Mr. Massey is critical to our vision, strategic direction, culture, programming and relationships with advertisers and talent.  Our success depends entirely upon Mr. Massey’s decision making, as well as his continued service and engagement.  We do not maintain key-man insurance for Mr. Massey.  Moreover, we do not have an employment agreement with him and he is not contractually bound to continue his service to us for any period of time or to not pursue other business or personal interests.  Mr. Massey has been and continues to be involved in a few startups/ventures where he spends very minimal amounts of his time and attention.  We cannot assure you that at some time in the future he will not decide to spend more time on some other business venture and less time on our business.  The loss of Mr. Massey or his time and attention, even partially or temporarily, would materially and adversely harm our business and could force us to suspend or cease our operations.

Our lack of experience as a public company could cause you to lose your entire investment.

We have never operated as a public company. We have no experience in complying with the various rules and regulations which are required of a public company. As a result, we may not be able to operate successfully as a public company, even if our overall operations are successful. We plan to comply with all of the various rules and regulations which are required of a public company. However, if we cannot operate successfully as a public company, your investment may be materially adversely affected and you could lose your entire investment in us.

Our general and administrative expenses will increase as a public reporting company.

Upon the completion of this public offering our general and administrative expenses will increase. These expenses will include legal, accounting and financial compliance costs. Among other costs, new expenses include annual audits of our financial statements, review of our unaudited financial statements, legal reviews of our filings and Edgar filing costs. Additionally, we must ensure that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis.

If we fail to implement and maintain effective internal controls over our financial reporting, the accuracy and timeliness of our financial reporting may be adversely affected, we may be less able to detect fraud, and we may be subject to sanctions by regulatory authorities.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that every public company include in its annual report a management report on such company's internal controls over financial reporting systems that contains an assessment of the effectiveness of such internal controls.  We are currently in the process of determining the effectiveness of our existing internal controls over our financial reporting systems and whether such controls are compliant with Section 404.  In the event that we determine that our existing internal controls are inadequate, we would need to implement new processes and procedures which could result in higher operating expenses, as well as outside auditor fees.  We currently do not have any full-time accounting personnel, and Mr. Massey, our founder, Chairman and CEO, serves as our acting Chief Financial Officer.  However, Mr. Massey has not been trained as an accountant.  As a result of our limited resources, we may have difficulty in achieving and maintaining the adequacy of our internal controls and could need to hire additional personnel.  The failure to maintain effective internal controls could reduce the reliability of our financial statements, increase the potential for fraud and result in a loss of investor confidence.  Moreover, if we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, such as the U.S. Securities and Exchange Commission. Any of the foregoing events could adversely affect our financial results or could cause our stock price to fall.

We do not have an audit or compensation committee, and shareholders will have to rely on our board of directors to perform these functions.

We do not have an audit or compensation committee comprised of independent directors, and these functions are performed by all of the members of our board of directors.  None of our board members has the experience or background necessary to be qualified to be an “audit committee financial expert” under the rules of the U.S. Securities and Exchange Commission, and this may impair their ability to analyze our financial statements and evaluate our internal controls and the procedures for financial reporting.  Until we have a qualified and independent audit committee, there may be less oversight of management decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

Only the first $250,000 of proceeds in the Offering Escrow Account will be federally insured by the FDIC.

To the extent that we are successful in raising more than $250,000 in our offering, any funds in excess of the $250,000 which are held in the Offering Escrow Account will not be federally insured by the FDIC, and therefore, if Key Bank goes out of business it is highly likely that any funds in excess of $250,000 would be lost and not be returned to investors in this offering.

If we do not file a Registration Statement on Form 8-A to become a mandatory reporting company under Section 12(g) of the Securities Exchange Act of 1934, we will continue as a reporting company but we will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities will not be eligible to be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity, all of which could reduce the value of your investment and the amount of publicly available information about us.

As a result of this offering, assuming it is declared effective in the year ended December 31, 2013, Section 15(d) of the Securities Exchange Act of 1934, would require that we will file periodic reports with the Securities and Exchange Commission covering the period through December 31, 2013, including a Form 10-K for the year ending December 31, 2013. Prior to attempting to secure a qualification for our securities to trade on the Over the Counter Bulletin Board, we intend to voluntarily file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on December 31, 2013.  If we do not file a registration statement on Form 8-A at or prior to December 31, 2013, and if we have less than three hundred record holders on January 1, 2014, our reporting obligations under Section 15(d) will be suspended and we will not be required to file periodic reports following our Form 10-K for the year ended December 31, 2013.

Risks Relating to the JOBS Act

The recently enacted JOBS Act will allow our company to postpone the date by which it must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.  We cannot be certain if these delayed or reduced obligations will make our common stock less attractive to investors.

The JOBS Act was intended to reduce the regulatory burden on “emerging growth companies”.  So long as we qualify as an “emerging growth company,” we will, among other things:

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be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

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be exempt from the “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and certain disclosure requirements of the Dodd-Frank Act relating to compensation of Chief Executive Officers;

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be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Exchange Act, as amended and instead provide a reduced level of disclosure concerning executive compensation; and

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be exempt from any rules that may be adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

We currently intend to take advantage of all reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company”, and we have elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 107(b)(1) of the JOBS Act.  Among other things, this means that our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected.  Likewise, we may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers, which would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate us. As a result, investor confidence in our company and the market price of our common stock may be adversely affected.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year.  In the event that we are still considered a “smaller reporting company”, at such time as we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”.  Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2013; and have certain other decreased disclosure obligations in our SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.  Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects and could make our common stock less attractive to investors.

USE OF PROCEEDS

We have estimated the total proceeds from this offering to be $500,000, assuming a minimum subscription, or $1,000,000, assuming all shares are sold, which we cannot guarantee. These proceeds do not include offering costs, which we estimate to be $40,000.  We expect to use the proceeds from this offering as set forth below, during the first 12 months after successful completion of this offering:

	Minimum Offering ($500,000)	Total Proceeds of ($750,000)	Maximum Offering ($1,000,000)

Total Proceeds	$500,000	$750,000	$1,000,000
Less: Estimated Offering Expenses(1)	40,000	40,000	40,000
	$460,000	$710,000	$ 960,000

Programming(2)	$200,000	$300,000	$ 400,000
Sales and Marketing(3)	$ 75,000	$112,500	$ 150,000
Technology(4)	$ 50,000	$ 75,000	$ 100,000
General and Administrative	$ 75,000	$112,500	$ 150,000
Working Capital	$ 60,000	$110,000	$ 160,000

_________________________

(1)

Offering expenses include legal, accounting, printing, and escrow agent fees. The escrow agent fees are estimated at $1,500.

(2)

Includes salaries for producers, production and creative personnel, payment for purchasing non-sponsored programming, talent fees to celebrities, and a live studio lease.

(3)

Consists of minimal sales staff and audience development costs (e.g., ad buys, partnerships and contests).

(4)

Includes approximately $50,000 upfront for hardware and software and $5,000 per month thereafter.

The allocation of the net proceeds of this offering set forth above is based on our cost estimates and current business plans.  If actual costs exceed these estimates or unanticipated events require a change in our plans, we may find it necessary or advisable to reallocate some of the proceeds or may be unable to fund certain activities.

Specifically, the primary use of proceeds will be an investment to open a studio in the Los Angeles area in order to produce fresh daily premium content to be added to the maniaTV.com library.  The secondary use of proceeds is the hiring of the core staff on the programming and advertising sides of the business.  Additionally, we will make smaller technological investments in backend broadband servers and the development of a maniaTV App.

Until we use the net proceeds for the above purposes, we intend to invest such funds in short-term, interest-bearing, investment-grade obligations and deposit accounts.

We believe that our available cash and existing sources of funding, together with the minimum proceeds of this offering and interest earned thereon, will be adequate to maintain our current and planned operations for at least the next twelve months.

DETERMINATION OF OFFERING PRICE

The offering price of the shares has not been determined by any independent financial evaluation, market mechanism or by our auditors, and is therefore, arbitrary. Because we have no significant operating history and have generated limited revenues to date, the price of our Class A common stock is not based on past earnings, nor is the price of our Class A common stock indicative of the current market value of the assets owned by us. As a result, the price of the Class A common stock in this offering may not reflect how the stock is received on the market. There can be no assurance that the shares offered hereby are worth the price for which they are offered and investors may therefore lose a portion or all of their investment.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.  As of December 31, 2012, the net tangible book value of our shares was $ 64,768 , or approximately $0.00 8 per share, based upon 8,333,334 shares outstanding.  Throughout this Dilution section, we have assumed that all Class B shares have been converted to Class A shares.

Upon completion of this offering, but without taking into account any change in the net tangible book value after completion of this offering, other than that resulting from the sale of the minimum (maximum) Shares and receipt of the proceeds of $500,000 ($1,000,000), less offering expenses of $40,000, the net tangible book value of the 9,444,445 shares to be outstanding, assuming a maximum subscription, will be $ 1,024,768 , or approximately $0.10 9 per Share.  If the minimum number of Shares is sold, of which there can be no guarantee, the net tangible book value of the 8,888,890 shares to be outstanding would be $ 524,768 , or approximately $0.05 9 per share. Accordingly, the net tangible book value of the Shares held by our existing stockholders will be increased by $0.10 1 per share, assuming a maximum subscription and by $0.05 1 assuming a minimum subscription.  Assuming a maximum subscription, without any additional investment on their part, and the purchasers of Shares in this offering will incur immediate dilution (a reduction in net tangible book value per Share from the offering price of $0.90 per Share) of $0.79 1 per share.  If we sell the minimum amount, they will incur immediate dilution (a reduction in net tangible book value per Share from the offering price of $0.90 per Share) of $0.84 1 per share.

After completion of the sale of the minimum number of shares in this offering, the new shareholders will own approximately 6.3% of the total number of shares then outstanding, for which they will have made a cash investment of $500,000, or $0.90 per Share. Upon completion of the sale of the maximum number of Shares in this offering, the new shareholders will own approximately 11.8% of the total number of shares then outstanding, for which they will have made a cash investment of $1,000,000, or $0.90 per Share. The existing stockholders will own approximately 93.7% and 88.2% based on the minimum and maximum proceeds received of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $10.00 or $0.000001 per share.

The following table illustrates the per share dilution to new investors, assuming both the minimum and maximum number of shares being offered, and does not give any effect to the results of any operations subsequent to December 31 , 2012 or the date of this registration statement:

	Minimum Offering	Maximum Offering

Public Offering Price Per Share	$0.900	$0.900
Net Tangible Book Value Prior to This Offering	$0.00 8	$0.00 8
Net Tangible Book Value After This Offering	$0.05 1	$0.10 1
Immediate Dilution Per Share to New Investors	$0.84 1	$0.79 1

The following table summarizes the number and percentage of shares purchased, the amount and percentage of consideration paid and the average price per Share paid by our existing stockholders and by new investors in this offering:

	Total
	Price Per Share	Number of Shares Held	Percent of Ownership	Consideration Paid

Existing Shareholders	$0.00	8,333,334	93.7% (Min) 88.2% (Max)	$ 10

Investors in This Offering (Minimum)	$0.90	555,556	6.3%	$ 500,000

Investors in This Offering (Maximum)	$0.90	1,111,111	11.8%	$1,000,000

PLAN OF DISTRIBUTION

We are offering 1,111,111 shares of our Class A common stock on a “self-underwritten,” “best-efforts” basis with a minimum of 555,556 shares and a maximum of 1,111,111 shares.  These shares will be sold through Drew Massey who serves as our Chief Executive Officer, President, Acting Chief Financial Officer, Secretary and a director.  Our officers and directors will not purchase shares in this offering, including, but not limited to, purchases of Shares in order to reach the minimum offering amount.

In offering the securities on our behalf, Drew Massey will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934. We believe that Drew Massey specifically meets the provisions of Rule 3a4-1(a)(1)-(3) and (4)(ii) because he is not subject to a statutory disqualification, as that term is defined under Section 3(a)39 of the Securities Exchange Act of 1934; he will not be compensated, directly or indirectly for his participation in the offering; he will not be, at the time of his participation, an associated person of a broker or dealer; and he will meet all of the elements of Rule 3a4-1(a)(4)(ii).

The shares will be sold at the fixed price of $0.90 per Share until the completion of this offering. There is no minimum amount of subscription required by any particular investor.

The shares will only be offered and sold in states where the shares have been registered or qualified for sale or where there is an exemption from such registration available which we have complied with.

This offering will commence on the date of this prospectus and continue for a period of 150 days, unless we extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us for a potential total of 240 days (the “Expiration Date”).  If we extend the offering beyond the initial 150 days, it would most likely be because we are getting close to the minimum and we believe that with a little more time and effort we could reach the minimum or it could be because we have exceeded the minimum but we believe that with a little more time and effort we could raise additional funds.  If we do extend the offering beyond the initial 150 days we will use email or regular mail to contact the persons who have already invested and advise them that we are extending the offering.

Pending the receipt and payment of any checks gathered to satisfy the $500,000 minimum, all proceeds will be held in a non-interest bearing escrow by the Escrow Agent for this offering at Key Bank in Denver, Colorado. The Escrow Agent is Corporate Stock Transfer, Inc., who has the sole signature authority over this account and determines whether the minimum offering requirements are satisfied. Funds will be deposited in this escrow account promptly following receipt.  In the event the minimum is not sold within the 150-day offering period or any extension of an additional 90 days at our discretion, this offering will terminate and all funds will be returned promptly to subscribers by the Escrow Agent without any deductions or payment of interest. Subscribers will not be entitled to a return of funds from such escrow during the 150-day offering period or any extension period, for a potential total of 240 days. Once the minimum offering requirements are satisfied, the funds will be released to us for use in the implementation of our business plans.  (See “Use of Proceeds.”) The offering will then continue until the maximum offering is sold and the total of $1,000,000 is received, or the offering expires, whichever first occurs. Once the maximum amount has been raised, all funds collected up to the maximum will be deposited directly into our operating bank account for use in operations. In the event the minimum offering amount is not sold prior to the Expiration Date, all monies will be returned to investors, without interest or deduction.

There is currently no market for any of our shares, and we cannot give any assurance that our shares will have any market value.  Although we intend to apply for trading of our common stock on the Over-the-Counter Bulletin Board electronic quotation service, public trading of our common stock may never materialize.  In addition, if a market for our stock does materialize, we cannot give any assurances that a public market for our securities may be sustained.

LEGAL PROCEEDINGS

We are not involved in any pending legal proceeding nor are we aware of any pending or threatened litigation against us.  In addition, there has been no litigation filed against us during the last ten years, and during the same period none of our officers and directors has been involved in any criminal proceedings, bankruptcy filings or other litigation of the type which is required to be disclosed.

DIRECTORS, EXECUTIVE OFFICERS,

PROMOTERS AND CONTROL PERSONS

Each of our directors is elected by the stockholders to a term of one year and serves until his successor is elected and qualified.  Each of our officers is appointed by the board of directors to a term of one year and serves until his or her successor is duly appointed and qualified, or until he or she is removed from office. The board of directors has no committees.

The name, age and position of our officers and directors are set forth below:

Name	Age	Position(s)

Drew C. Massey	4 3	President, Chief Executive Officer, Acting Chief Financial Officer, Secretary and Director
Warren W. Littlefield	60	Director
Bruce E. Cunningham	43	Director
D. Scott Massey	4 8	Director

The persons named above are expected to hold said offices/positions until the next annual meeting of our stockholders.  These are our only officers, directors, promoters and control persons.

Background Information about Our Officers and Directors

Drew Massey, Chief Executive Officer, Acting Chief Financial Officer, Secretary, and Director.  Drew Massey is our founder and he has served as its CEO, acting CFO and a director since April 2009.  From January 2003 to July 2007, Mr. Massey served as the Chief Executive Officer and Chairman of the board of directors of The ManiaTV Network, Inc. From July 2007 to March 2009, Mr. Massey served as Chairman of the board of directors of The ManiaTV Network, Inc. Prior to that, Mr. Massey launched national men’s magazine POV in 1994 and served as President until March 2000.  He has been and continues to be involved in a few startups/ventures, but he spends very minimal amounts of his time and attention on these other business ventures.  Mr. Massey graduated from Boston College with a bachelor’s degree in Economics and Finance in 1992.  We believe that Mr. Drew Massey’s twenty years of advertising, media and entertainment experience enables him to make valuable contributions to our board of directors.

Warren Littlefield, Director.  Warren Littlefield has served on our board of directors since September 2012.  He founded The Littlefield Company in 1999 which develops and produces television programming for both network and cable. Littlefield had a history-making 2 decade career (1979-1999) at NBC where under his watch as President of the Entertainment Division, NBC won 168 Emmy awards.  In this role he oversaw the development and production of NBC’s prime-time, late-night and Saturday-morning entertainment programming.  While at NBC, Littlefield was responsible for developing many of the series that defined quality programming.  As head of the comedy department he developed THE COSBY SHOW, THE GOLDEN GIRLS, ALF, and THE FRESH PRINCE OF BEL-AIR. In his last four years with the network, Mr. Littlefield orchestrated a renaissance at NBC and a return to first place in the ratings race fueled by SEINFELD, ER, FRIENDS, FRASIER, MAD ABOUT YOU, JUST SHOOT ME, 3RD ROCK FROM THE SUN, NEWSRADIO, HOMICIDE: LIFE ON THE STREETS. In his final year at NBC, he supervised the development of WILL & GRACE and THE WEST WING.  He initiated the development of LAW AND ORDER: SVU which began the industry trend of procedural spin-offs.  During his last three seasons with the network, NBC sold an industry record $6.5 billion in prime-time advertising--$2 billion more than its closest competitor.  In 2012, Doubleday published Littlefield’s New York Times bestselling memoir TOP OF THE ROCK: INSIDE THE RISE AND FALL OF MUST SEE TV which documents his record-breaking years at NBC. Littlefield is on the Board of Directors of Dynamic Digital Depth (an AIM listed 3D technology company). He graduated from Hobart and William Smith Colleges in Geneva, New York and received a Bachelor of Arts Degree in Psychology.  We believe that Mr. Littlefield’s 30-plus years of entertainment experience qualify him to serve as a member of our board of directors.

Bruce E. Cunningham, Director.  Bruce E. Cunningham, Esq., has served on our board of directors since September 2012.  Mr. Cunningham is presently Managing Director of Roundtable Venture Partners, LLC.  From December 2005 to November 2011, Mr. Cunningham served in a variety of capacities for Jones International, Ltd. and its subsidiaries, a leading media and entertainment conglomerate, including Chief Operating Officer; Chief Strategy Officer; Executive Vice President, Corporate Development; and Chief Legal Officer.  During his tenure at Jones, he led several prominent media transactions including the $100 million leveraged buyout of Jones Media Group by Dial Global (NASDAQ: DIAL), a radio programming syndication company affiliated with Oaktree Capital Management and The Gores Group.  Mr. Cunningham began his legal career in 1996 with the Silicon Valley-based law firm of Brobeck, Phleger & Harrison LLP where his legal practice focused on media, technology and emerging growth companies.  He has also served in leadership roles at Morrison & Foerster LLP and Greenberg Traurig LLP, as well as Inflow, Inc., a leading Internet data center provider, where he served as its Vice President of Strategy and Corporate Development.  Mr. Cunningham graduated from the University of Virginia School of Law where he was a Society of Cincinnati Scholar, and he earned his B.A. in Economics from Trinity University where was inducted into the Phi Beta Kappa honor society.  Mr. Cunningham has also attended the Aresty Institute of Executive Education at the University of Pennsylvania’s Wharton School of Business, as well as the Darden School of Business at the University of Virginia.  We believe that Mr. Cunningham’s legal training and experience and his 7 years of executive experience with media companies qualifies him to serve as a member of our board of directors.

D. Scott Massey, Director.  Scott Massey has served as one of our directors since September 2012.  Mr. Massey has served as Senior Vice President – Corporate Partnerships for the Jacksonville Jaguars since he joined the Jaguars in May 2012 to lead the team’s sponsorship group.  Prior to joining the Jaguars, he spent nine years at the PGA TOUR where he served as Vice President, Business Development/Title Sponsor Relations overseeing many of the TOUR’s title sponsor relationships, ranging from automotive (BMW Championship, Honda Classic, Hyundai Tournament of Champions) to financial and insurance services (Wells Fargo Championship, The Barclays, Travelers Championship) to consumer products (Sony Open in Hawaii, HP Byron Nelson Championship) and others. Prior to this role, Mr. Massey managed several of the PGA TOUR’s largest Official Marketing Partnerships, including Anheuser-Busch, Delta Airlines, IBM and MasterCard. Prior to joining the PGA TOUR, he held sales and marketing roles with several sports related companies including International Management Group (IMG), golfweb.com and Quokka Sports. Mr. Massey also brings wireless telecom experience to our board of directors, having served as Vice President of Sales for PureMatrix and Director of Business Development for PacketVideo – both of which entailed working with wireless carriers in Europe (Orange, O2) and North America (Sprint). Mr. Massey grew up in Boulder, CO and is a graduate of the University of Colorado, earning his Bachelor’s Degree in finance in 1987.  We believe that Mr. Massey’s 20 plus years of media and sports marketing experience plus his wireless telecom experience qualify him to serve as a member of our board of directors.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information for our two most recently completed fiscal years concerning the compensation of the Principal Executive Officer.  There are no other executive officers, and no employees earned a salary over $100,000 in the last two completed fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Drew Massey	2012	$150,000	$140,000	-	-	-	-	-	$290,000
	2011	$ --	-	-	-	-	-	$43,121	$43,121

During the year ended December 31, 2012, we started paying Mr. Massey compensation as we started generating positive cash flow. Accordingly, during this period he was paid a salary of $150,000 and a year end bonus of $140,000 .  We expect to continue to pay Mr. Massey a significant part of our free cash flow until such time as we close our initial public offering.  At that time we will continue paying him an annual salary of $150,000 plus bonuses as determined by our board of directors.

In September 2012 we purchased a vehicle for the use of Mr. Massey using cash generated from our business.  We do not have an employment agreement with Mr. Massey.

Directors Compensation

Our directors have not been paid any compensation for serving as directors of the Company, and there are no specific plans or understandings with respect to future compensation other than the issuance of annual stock options or restricted stock in amounts which have not been determined.

2010 Stock Incentive Plan

During April 2010, our board of directors and our stockholders adopted our 2010 Stock Incentive Plan (the “2010 Plan” or the “Plan”).  The following is a summary of the 2010 Plan.

Description of the Plan

The board of directors believes that the 2010 Plan will advance the interests of the Company by encouraging and providing for the acquisition of an equity interest in the Company by employees, officers, directors, consultants, advisors, and service providers who provide services to the Company, and by providing additional incentives and motivation toward superior Company performance. The Board believes it also will enable the Company to attract and retain the services of key employees, officers, directors, consultants, and service providers by providing additional incentives and motivation toward superior Company performance.

General

The total number of shares that may be issued pursuant to Stock Incentives under this Plan shall not exceed Ten Million (10,000,000), subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions.

The 2010 Plan will be administered by the board of directors or a committee appointed by our board of directors.  Our board of directors has administered the Plan since it was created.  The board of directors has full and exclusive power within the limitations set forth in the Plan to make all decisions and determinations regarding the selection of participants and the granting of awards; establishing the terms and conditions relating to each award; adopting rules, regulations and guidelines; and interpreting the Plan. The board of directors will determine the appropriate mix of stock options and stock awards to be granted to best achieve the objectives of the Plan. The 2010 Plan may be amended by the board of directors, without the approval of stockholders, but no such amendments may increase the number of shares issuable under the Plan or adversely affect any outstanding awards without the consent of the holders thereof.

Eligibility

Key employees and directors of the Company or its subsidiaries and consultants, advisors and service providers who are eligible to receive shares which are registered on SEC Form S-8 are eligible to receive awards under the 2010 Plan.

Types of Awards

The board of directors may determine the type and terms and conditions of awards under the 2010 Plan. Awards may be granted in a combination of stock options, stock appreciation rights, and/or stock awards.   Such awards may have terms providing that the settlement or payment of one type of award automatically reduces or cancels the remaining award. Awards under the Plan may include the following:

Stock Options. Stock options entitle their holders to purchase shares of Common Stock at a specified price for a specified period. The exercise price of each option may not be less than 100% of fair market value on the date of grant.

Any stock option granted in the form of an incentive stock option will be intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Only options granted to employees qualify for incentive stock option treatment. No incentive stock option shall be granted after April 2, 2020, which is 10 years from the date the Plan was initially adopted. A stock option may be exercised in whole or in installments, which may be cumulative. Shares of Common Stock purchased upon the exercise of a stock option must be paid for in full at the time of the exercise in cash or such other consideration determined by the board of directors. Payment may include tendering shares of Common Stock or surrendering of a stock award, or a combination of methods.

Stock Appreciation Rights. A stock appreciation right is the right to receive a payment equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the stock appreciation right is exercised over the fair market value on the date of grant of the stock appreciation right. Any stock appreciation rights granted under the 2010 Plan will require that payment upon exercise be in the form of Common Stock of the Company.

Stock Awards. Stock awards are awards made in Common Stock or denominated in Common Stock units which entitle the recipient to receive future payments in either shares, cash, or a combination thereof. Awards may be subject to conditions established by the board of directors and set forth in the award agreement, and which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, and other measurements of performance. Awards may be subject to restrictions and contingencies regarding vesting and eventual payment as the board of directors may determine.

Terms of Awards. All awards made under the 2010 Plan may be subject to vesting and other contingencies as determined by the board of directors and will be evidenced by agreements approved by the board of directors which set forth the terms and conditions of each award. The board of directors, in its discretion, may accelerate or extend the period for the exercise or vesting of any awards.

Generally, all awards, except non-incentive stock options, granted under the 2010 Plan shall be nontransferable except by will or in accordance with the laws of descent and distribution or pursuant to a domestic relations order. During the life of the participant, awards can be exercised only by the participant. The board of directors may permit a participant to designate a beneficiary to exercise or receive any rights that may exist under the 2010 Plan upon the participant’s death.

Change in Control

Upon the occurrence of an event constituting a change in control of the Company as defined in the 2010 Plan, all awards outstanding will become immediately vested.

Tax Consequences

The following are the federal tax consequences generally arising with respect to awards granted under the 2010 Plan. The grant of an option will create no tax consequences for an optionee or the Company. The optionee will have no taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply), and the Company will receive no deduction when an incentive stock option is exercised. Upon exercising an option other than an incentive stock option, the optionee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise; the Company will be entitled to a tax deduction for the same amount. The tax treatment for an optionee on a disposition of shares acquired through the exercise of an option depends on how long the shares have been held and whether such shares were acquired by exercising an incentive stock option or by exercising an option other than an incentive stock option. Generally, there will be no tax consequences to the Company in connection with the disposition of shares acquired under an option except that the Company may be entitled to a tax deduction in the case of a disposition of shares acquired under the incentive stock option before the applicable incentive stock option holding periods have been satisfied.

With respect to other awards granted under the 2010 Plan that are settled either in cash or in stock or other property that is either transferable or not subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or fair market value of shares and the Company will be entitled to a deduction for the same amount. With respect to awards that are restricted as to transferability or subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the fair market value of the shares received at the time the shares or other property became transferable or not subject to substantial risk of forfeiture, whichever occurs earlier; the Company will be entitled to a deduction for the same amount.

Stock Option Grants

We granted a total of 363,346 options exercisable at $0.12 per share to a total of 18 persons in November 2010, and none of these persons have ever been officers or directors of the Company, except that three of these persons, William Littlefield, Bruce Cunningham and Scott Massey, became directors in September 2012.  These options expire November 1, 2020.

Limitations on Liability and Indemnification Matters

Our amended and restated articles of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Colorado Business Corporation Act.  Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•

any breach of the director’s duty of loyalty to us or our stockholders;

•

any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•

unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 7-106-401 of the Colorado Business Corporation Act; or

•

any transaction from which the director derived an improper personal benefit.

Our amended and restated articles of incorporation and bylaws require us to indemnify our directors, executive officers and other key employees to the maximum extent not prohibited by the Colorado Business Corporation Act or any other applicable law and allow us to indemnify other officers, employees and other agents as set forth in the Colorado Business Corporation Act or any other applicable law.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, and executive officers, in addition to the indemnification provided for in our amended and restated articles of incorporation and bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by a director or executive officer in any action, suit, or proceeding arising out of their services as one of our directors or executive officers, provided that the director or executive officer acted in good faith and in a manner he reasonably believes to be in or not opposed to the best interests of our company.  We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors and officers. We also plan to maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (Securities Act), may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2013 , and as adjusted to reflect the sale of Class A common stock offered by us in our initial public offering, for:

•

each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A common stock or Class B common stock;

•

each of our directors;

•

each of our named executive officers; and

•

all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class A common stock or Class B common stock that they beneficially own.

Applicable percentage ownership is based on 1,261,113 shares of Class A common stock and 7,205,555 shares of Class B common stock outstanding at November 15, 2012, assuming conversion of the $100,000 convertible promissory note into 133,334 shares of Class A common stock.  In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, held by that person that are currently exercisable or that will become exercisable within 60 days of March 31 , 201 3 . We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o maniaTV Inc., 8335 Sunset Boulevard, West Hollywood, California 90069.

Name of Beneficial Owner	Shares Beneficially Owned Prior to Offering		% of Total Voting Power Before Offering	% of Total Voting Power After Minimum Offering	% of Total Voting Power After Maximum Offering
	Class A	Class B

Drew Massey	416,667(1) (33.0%)	7,205,555 (100%)	98.8%	98.1%	97.4%

Warren W. Littlefield	62,500(2) (4.7%)	--	0.1%	0.1%	0.1%

Bruce Cunningham	41,667(3) (3.2%)	--	0.1%	0.1%	0.1%

Scott Massey	41,667(4) (3.2%)	--	0.1%	0.1%	0.1%

EBX V, L.P.	416,667(5) (33.0%)	--	0%	0%	0%

All Officers and Directors as a group (4 persons)	562,501 (40.0%)	7,205,555	98.9%	98.1%	97.4%

_____________________

(1)

Represents 416,667 shares of Class A common stock owned by EBX V, L.P. for which Mr. Massey has a proxy and power of attorney to vote the shares.

(2)

Represents 62,500 shares of Class A common stock underlying options held by Mr. Littlefield.

(3)

Represents 41,667 shares of Class A common stock underlying options held by Mr. Cunningham.

(4)

Represents 41,667 shares of Class A common stock underlying options held by Mr. Massey.

(5)

Drew Massey has a proxy and power of attorney to vote these shares.

Future Sales by Existing Stockholders

A total of 8,333,334 shares have been issued to the existing stockholders, all of which are restricted securities, as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale. Any sale of shares held by the existing stockholders (after applicable restrictions expire) and/or the sale of shares purchased in this offering (which would be immediately resalable after the offering), may have a depressive effect on the price of our common stock in any market that may develop, of which there can be no assurance.

DESCRIPTION OF SECURITIES

The following is a description of the material terms of our second amended and restated certificate of incorporation.  This summary does not purport to be complete and is qualified in its entirety by reference to the actual terms and provisions of our second amended and restated certificate of incorporation, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Authorized Capitalization

Our authorized capital stock consists of: (i) 100,000,000 shares of Class A common stock, no par value; (ii) 10,000,000 shares of Class B common stock, no par value; and (iii) 5,000,000 shares of preferred stock, no par value.

Common Stock

Except with respect to voting and conversion, shares of Class A common stock and Class B common stock are identical in all respects.

As of March 31, 2013 , there were 3 holders of our Class A common stock and one holder of our Class B common stock. The holders of our common stock are entitled to the following rights:

Voting Rights

One share of Class A common stock entitles the holders to one vote, and one share of Class B common stock entitles the holder to ten votes. Except as set forth below, all actions submitted to a vote of our stockholders are voted on by the holders of Class A common stock and Class B common stock voting together as a single class. The affirmative vote of the holders of a majority of the outstanding shares of Class A common stock or Class B common stock, voting separately as a class, is required to approve such matters as may require a class vote under the Colorado Business Corporation Act.

Dividends and Other Distributions

Holders of Class A common stock and Class B common stock will share equally in any dividends and other distributions in cash, stock or property (including distributions upon liquidation and consideration to be received upon a sale or conveyance of all or substantially all of our assets), declared by our Board, subject to any preferential rights of the holders of any then outstanding preferred stock. In the case of dividends or other distributions payable on the Class A common stock or the Class B common stock in shares of such stock, including distributions pursuant to stock splits or dividends, only Class A common stock will be distributed with respect to the Class A common stock and only Class B common stock will be distributed with respect to the Class B common stock. In no event will any of the Class A common stock or Class B common stock be split, divided or combined unless each other class of common stock is proportionately split, divided or combined.

Convertibility

The Class B common stock is convertible at any time at the option of the holder of the Class B common stock, into Class A common stock on a share-for-share basis. The shares of our Class B common stock will automatically convert into Class A common stock on a share-for-share basis (1) upon the sale or other transfer to a person that is not an affiliate of Drew Massey.

Preemptive Rights

Neither the Class A common stock nor the Class B common stock carry any preemptive rights entitling a holder to subscribe for or receive shares of any class of our stock or any other securities convertible into shares of any class of our stock. Our Board possesses the power to issue shares of authorized but unissued Class A common stock, Class B common stock and preferred stock without further stockholder action.

Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding up, whether voluntarily or involuntarily, the holders of the Class A common stock and the Class B common stock shall be entitled to share ratably in any of our assets legally available for distribution to stockholders after payment or provision for payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution or liquidation preferences. In either such case, we must pay the applicable distributions or preferential amounts to the holders of any preferred stock before we pay distributions to the Class A common stock and the Class B common stock.

Preferred Stock

Our board of directors will have the authority, without approval by the stockholders, to issue up to a total of 5,000,000 shares of preferred stock in one or more series. Our board of directors may establish the number of shares to be included in each such series and may fix the designations, preferences, powers and other rights of the shares of a series of preferred stock. Our board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders. As of the date of this Prospectus, there are no outstanding shares of preferred stock and we have no current plans to issue any shares of preferred stock.

Options

We have issued a total of 363,346 options exercisable at $0.12 per share pursuant to our 2010 Stock Incentive Plan.  See “Executive Compensation—2010 Stock Incentive Plan” for more information on the 2010 Stock Option Plan and the options granted thereunder.

Convertible Note

In February 2011 we issued a convertible promissory note in the amount of $100,000 to an investor.  The note is payable with our Class A common stock on the earlier of (i) December 31, 2013 or (ii) the closing of an initial public offering resulting in gross proceeds in an amount of not less than five hundred thousand dollars ($500,000).  The note accrues interest at the rate of six percent (6%) per annum from February 3, 2011 until the note is paid or converted.

The note is automatically converted into shares of common stock on the earlier of the completion of the initial public offering or December 31, 2013.  If it is converted on the completion of the initial public offering, the note plus accrued interest will be converted at the public offering price.  The note provides that if the note is converted on the completion of the initial public offering, the interest amount due is 20% of the note or $20,000.  Therefore, on the completion of our initial public offering, the note and interest will be convertible into 133,334 shares of Class A common stock.

If the note is not converted until December 13, 2013, then all principal and accrued but unpaid interest will be converted into such number of shares of common stock that would be equal to a pre-money valuation of the Company equal to $15,000,000.

Voting Agreement

Drew Massey, our CEO, has entered into a voting agreement with one of our stockholders which will remain in effect after the completion of this offering.  This voting agreement is represented by an irrevocable proxy from EBX V, L.P., which owns a total of 416,667 shares of Class A common stock.  This irrevocable proxy grants Drew Massey the power to vote the shares owned by EBX V, L.P. at his complete discretion on all matters to be voted upon by stockholders, and the proxy does not have an expiration date.  A copy of this proxy is filed as an exhibit to the registration statement of which this prospectus is a part.

Anti-Takeover Provisions

So long as the outstanding shares of our Class B common stock represent a majority of the combined voting power of common stock, Drew Massey will effectively control all matters submitted to our stockholders for a vote, as well as the overall management and direction of our company, which will have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

After such time as the shares of our Class B common stock no longer represent a majority of the combined voting power of our common stock, the provisions of our amended and restated articles of incorporation and our bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Amended and Restated Articles of Incorporation and Bylaw Provisions

Our amended and restated articles of incorporation and our bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our company, even after such time as the shares of our Class B common stock no longer represent a majority of the combined voting power of our common stock, including the following:

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Dual Class Stock. As described above in “—Common Stock—Voting Rights,” our amended and restated articles of incorporation provides for a dual class common stock structure, which provides Drew Massey, our founder and CEO, with the ability to control the outcome of matters requiring stockholder approval, even if he owns significantly less than a majority of the shares of our outstanding Class A and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

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Stockholder Action; Special Meeting of Stockholders.  Our restated certificate of incorporation provides that stockholders will be able to take action by written consent. When the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our common stock, our stockholders will no longer be able to take action by written consent, and will only be able to take action at annual or special meetings of our stockholders. Stockholders will not be permitted to cumulate their votes for the election of directors.

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Issuance of Undesignated Preferred Stock.  Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Shares Eligible for Future Sale

When we complete the maximum offering, we will have outstanding 2,238,890 shares of our Class A common stock and 7,205,555 shares of Class B common stock.  The 1,111,111 shares of our Class A common stock sold in this offering will be freely transferable unless they are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.  The remaining outstanding shares of our Class A common stock and our Class B common stock will be restricted, which means they were originally issued in offerings that were not registered on a registration statement filed with the SEC. These restricted shares may be resold only through registration under the Securities Act or under an available exemption from registration, including the exemption provided by Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

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1% of the number of shares of common stock then outstanding, which will equal approximately 94,444 shares immediately after the maximum offering, or

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the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

DESCRIPTION OF OUR BUSINESS

Introduction

We were founded in 2009 by Drew Massey to build a leading pop-culture Internet, mobile and app-based video entertainment destination.  Mr. Massey has over 20 years of experience in the media and entertainment industries and has extensive experience working with leading advertising agencies and brands, producing online content, building a media business, and developing relationships with top talent agencies and celebrities.  We are currently in operations with the website www.maniaTV.com which has entertainment content and generates pageviews and advertising revenue.  We intend to leverage our founder’s experience in Internet television, brand advertising, and premium celebrity shows, to build a leading network of original pop-culture TV shows that will be available through our “maniaTV jukebox”.

maniaTV homepage at www.maniaTV.com

Mr. Massey is our founder, Chairman and Chief Executive Officer.  From January 2003 until July 2007, he served as the Chief Executive Officer of The ManiaTV! Network, Inc., an Internet television pioneer.  While at The ManiaTV! Network, he initiated a strategy of creating professionally produced pop-culture programming anchored by well-known celebrity hosts.  His first celebrity show was a live nightly Internet TV talk show with comedian and actor Tom Green, “Tom Green Live!”, which launched in 2006.  Prior to “Tom Green Live!”, Mr. Green had his own late-night talk show on MTV, had previously served as guest host for The Late Show with David Letterman, and was married to actress Drew Barrymore.  We believe the “Tom Green Live!” show was the first live celebrity Internet TV show, and its launch was covered in dozens of media outlets including a live interview of Tom Green on The Tonight Show with Jay Leno and a national syndicated story by the Associated Press.  Tom Green cited one of his main reasons for turning to Internet TV was his dissatisfaction with the lack of creative control over his cable television program on MTV.  Following the successful launch of the “Tom Green Live!” show, Mr. Massey introduced a weekly Internet TV talk show with musician Dave Navarro named “Spread TV” which launched in 2007.  Mr. Navarro is a popular American guitarist and television personality who is currently hosting the second season of Spike TV’s “Ink Master”.  Navarro previously hosted CBS’s “Rock Star” and co-starred in MTV’s “'Til Death Do Us Part: Carmen & Dave” with Carmen Electra.  During the production of these shows, Mr. Massey and his team developed new production techniques and ways to leverage new, emerging technologies that enabled them to produce professional-looking, network-style programming for a fraction of the cost of cable and TV networks.  One of our principal operating strategies will be to develop professionally produced, pop-culture programming including:  celebrity talk shows; reality shows; celebrity, athlete, artist and band interviews; concerts and other music-related shows; comedy shows; and game shows.

Drew Massey has over 20 years of experience working in the media and entertainment industries.  He started his career in 1992 working in the publishing industry for Forbes, Inc. where he created a new division, the American Heritage Custom Publishing Group.  Following his tenure at Forbes, Mr. Massey founded P.O.V. (Point of View), a lifestyle magazine for young, professional men.  P.O.V. launched in 1995 and received various industry accolades, including being named the Adweek “Startup of the Year” and the Adweek “Hot Up & Comer”.  From 1995 to 2000, Massey and his team sold advertising to nearly 200 different brands while working with leading advertising agencies and attracted a number of well-known celebrities and athletes to appear on the magazine’s cover including: Michael Richards (Seinfeld), Matthew Perry (Friends), Samuel Jackson, Matt Dillon, Tyra Banks, John Cusack, Kiefer Sutherland, Jeff Goldblum, KISS, Brett Farve, Ashley Judd, Grant Hill, Eric Lindros, Edward Burns, Matthew Broderick, Minnie Driver, Joaquin Phoenix, Stephen Dorff, Jon Favreau, Jenna Elfman, Mira Sorvino, Oscar de la Hoya, Jeff Goldberg, Jeff Gordon, Anna Kournikova, Debra Messing, Mena Suvari, and Daniela Pestova.

We will seek to leverage the experience and expertise of Drew Massey, our founder, Chairman and Chief Executive Officer, to become a leading pop-culture Internet, mobile and app-based video entertainment destination.  We believe that, through the prior experience of Mr. Massey, we have extensive experience working with leading advertising agencies and brands, relationships with content and advertising partners, extensive online content production expertise, and many connections with top talent agencies and celebrities, which will further our ability to execute our business plan.

Our Market Opportunity

We largely plan to make money the way that television always has – through the sale of advertising.  Our revenue from advertising sales constituted approximately 100% of our gross revenue in 2011 and 2012, and we expect to continue to derive most of our revenue from the sale of advertising in the future.

We believe that our primary addressable market opportunity for advertising sales exists within the Internet advertising market in the United States.  Internet advertising consists of advertising that appears on desktop and laptop computers, as well as mobile phones and tablets.  According to an April 2012 report published by the Interactive Advertising Bureau (IAB) and PricewaterhouseCoopers LLP (PwC), aggregate Internet advertising revenues in the U.S. totaled approximately $26.0 billion in 2010 and grew to approximately $31.7 billion in 2011.  Notably, according to this report, revenues from Internet advertising for 2011 surpassed cable television for the first time ever, and Internet advertising revenues have now surpassed every major advertising category other than broadcast television, including cable television, newspaper, magazines, radio, video games and cinema.  Growth in Internet advertising is also expected to continue for the foreseeable future.  A September 2012 report by eMarketer projects that Internet advertising will grow from approximately $26 billion in 2010 to approximately $52 billion in 2015, or a 5-year compound annual growth rate of approximately 14.9%.

The Internet advertising market is generally divided as follows:

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Display Advertising - Advertiser pays an Internet company for space to display a banner ad, video advertisement, rich media ad or sponsorship on one or more of the Internet company’s webpages.

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Search Fees - Advertisers pay fees to Internet companies to list and/or link their company site domain name to a specific search word or phrase.

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Classifieds and Auctions - Advertisers pay fees to Internet companies to list specific products or services (e.g., online job boards and employment listings, real estate listings, automotive listings, auction-based listings, yellow pages).

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Lead Generation - Advertisers pay fees to Internet advertising companies that refer qualified purchase inquiries or provide consumer information where the consumer opts into being contacted by a marketer. These processes are priced on a performance basis (e.g., cost-per-action, -lead or -inquiry), and can include user applications (e.g., for a credit card), surveys, contests (e.g., sweepstakes), or registrations.

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Mobile Advertising - Advertising tailored to and delivered through wireless mobile devices such as smartphones and tablets.

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Email - A form of direct marketing that uses banner ads, links or advertiser sponsorships which appear in email newsletters, email marketing campaigns and other commercial email communications.

We plan to initially target the display advertising segment of the U.S. Internet advertising market and, to a lesser degree, the mobile advertising segment.  The September 2012 Report by eMarketer projected Internet display advertising will grow from approximately $9.9 billion in 2010 to approximately $23.1 billion in 2015, or a 5-year compound annual growth rate of approximately 18.5%.  Display advertising sales constituted approximately 100% of our gross revenue in 2011 and 2012, and we expect to continue to derive most of our revenue from the sale of display advertising in the future.  We have not had any mobile advertising sales to date and do not anticipate generating any material amount of mobile advertising revenue for some time.  However, this market segment is important for strategic reasons, so we intend to devote a portion of our efforts to establishing this segment of our business.

The display advertising market is generally separated into the following four segments:

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Video - TV-like, digital video commercials that appear in live, on-demand and downloadable streaming content.  Video ads commonly appear as in-page video commercials or before/during/after content such as streaming videos, music videos, animation, etc.

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Sponsorships - Custom content and/or experiences created for a specific advertiser that often incorporate various ad elements such as display advertising, brand logos, or pre-roll video.  Examples of sponsorships include:

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Custom-built webpages that incorporate an advertiser’s brand and house a collection of content typically centered around a particular theme;

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Content and section sponsorship where an advertiser exclusively sponsors a particular section of the website; and

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Sweepstakes and contest sponsorships where an advertiser sponsors a branded sweepstakes or contest that includes submissions and judging.

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Banner Ads – Advertisements that are embedded into a web page and are typically intended to attract traffic by linking to the website of the advertiser.

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Rich Media - Advertisements that incorporate animation, sound, and/or interactivity.  Rich media ads may appear in differing ad formats such as banner ads, buttons and interstitials (e.g., ads which appear in the transition between two pages of content, pop-up windows, etc.).

Although we may from time to time receive revenue from all four display advertising segments, we believe that our Internet television offerings are particularly well suited for video advertising, and we plan to focus our initial advertising sales efforts on the video segment of the U.S. display advertising market and, to a lesser degree, the sponsorship advertising segment.  The September 2012 report released by eMarketer projected that the Internet video advertising segment will grow from approximately $1.42 billion in 2010 to approximately $6.96 billion in 2015, or a 5-year compound annual growth rate of approximately 37.42%.  Moreover, Internet sponsorship advertising will grow from approximately $710 million in 2010 to approximately $2.6 billion in 2015, or a 5-year compound annual growth rate of approximately 29.64%.

The youth and young adult population that we intend to focus our pop-culture programming towards presents another key facet of our market opportunity.  According to a January 2012 report by comScore, the “millennial generation” in the United States, consisting of individuals born between 1981 and 2000, is approximately 79 million strong with direct purchasing power of approximately $170 billion per year.  This demographic group is approximately 65% larger than the 48 million Generation X’ers (i.e., born between 1965 and 1980) and is the largest generation in the U.S. since the Baby Boomers (i.e., born between 1946 and1964).  However, beyond its massive size and strong purchasing power, we believe that so-called “Millennials” are even more critical to advertisers because of the strong influence that youth and young adults typically have on the spending habits of family members and others.  Youth and young adults are often so-called “early adopters” setting trends that are later adopted by other demographic groups, and consequently we believe that savvy marketers are keenly interested in how to more effectively reach and influence them.

We believe that marketing through traditional mediums such as television, newspaper, magazines and radio is becoming increasingly ineffective for younger generations, and recent industry research has shown sharp declines in broadcast and cable viewership for certain key demographic groups.  According to Nielsen, in the fall of 2012, the major broadcast networks lost an average of 15% of their viewers in the 18-49 demographic compared with the first two weeks of last season.  Additionally, Nielsen found that the youth-focused cable television networks, MTV and Comedy Central, experienced sharp declines in the 18-49 demographic, with a 41% decline at MTV and a 27% drop at Comedy Central.  Nielsen also reported that MTV’s annual “Video Music Awards” show dropped over 50% to 6.1 million viewers from 12.5 million in 2011.  Moreover, according to the January 2012 report by comScore, even when an advertiser can reach them through traditional television, the Millennial generation has proven to be harder to persuade with television advertising than members of older generations.

Our Strategy

Our mission is to build a leading Internet, mobile and app-based video entertainment destination website that houses a “jukebox” of original, pop-culture oriented TV shows.  Our strategy is centered on the development of a production studio, the maniaTV “Creative Show Factory”, that will enable us work with producers, writers, celebrities and other Hollywood talent to create original, network-style shows, available both live and on-demand and delivered via the Internet, that are designed to appeal to the pop-culture interests of youth and young adults.  Key elements of our strategy include:

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Opening a production studio: The maniaTV “Creative Show Factory”
We plan to use the proceeds of this offering to open a production studio in the Los Angeles-area to serve as our creative show factory.  This studio will serve as our platform to co-create original programming with producers, writers, celebrities and other talent to build our jukebox of pop-culture content.

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Building an exclusive library of content focused on pop culture that will appeal to youth and young adults
The company plans to focus its efforts on developing an exclusive library of professionally produced, pop-culture programming including: celebrity talk shows; reality shows; celebrity, athlete, artist and band interviews; concerts and other music-related shows; comedy shows; and game shows.  We believe that our pop-culture content will have particular appeal to younger audiences, primarily 13-34 year olds, who have become increasingly more difficult to access through traditional media such as television, newspapers, magazines and radio.  Although we plan to develop most of our library of content ourselves, we may from time-to-time license additional video content from third parties. Our long-term goal is to build an extensive library of content that is regularly updated with new programming.  An example of the type of pop-culture content we’re targeting is the 10-episode series of “Snorfin” that we produced with MADtv’s Bobby Lee and is available via our website.

Show logo and picture of the host, MADtv’s Bobby Lee, for the

 “Snorfin” series we produced.

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Producing “network-style” programming at a fraction of network and cable TV costs
Production costs for network and cable television are very high.  We believe these high costs increase the underwriting risks for producers and distributors of new content, as well as decrease the choices available for consumers.  We intend to leverage our founder’s knowledge and experience to produce network-style programming at a fraction of the production costs of comparable shows produced for network and cable television.

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Leveraging celebrity endorsements and active celebrity participation in our marketing and branding efforts
We plan to anchor our pop-culture programming with established celebrity personalities and leverage their fan bases and social followers, marketability and press worthiness to grow our audience and create brand awareness.  We will seek to use revenue-sharing arrangements and other incentive mechanisms to develop strong relationships with our celebrities and incent them to serve as our marketing ambassadors.  For example, we anticipate bearing all costs of production for our programs.  However, we will seek to pay our celebrities lower upfront fees in exchange for a percentage of any net revenue received from their shows.  We will seek to promote the shows, build the maniaTV brand, and proactively leverage our celebrities’ fan bases by requiring minimum promotional activities on the part of our celebrities, such as requirements to promote the shows using social media (e.g., Twitter, Facebook and Myspace), provide interviews and other promotional appearances, and participate in press tours.

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Providing “anytime-anywhere” access to our programming
We believe that the Internet and the proliferation of digital video recorders for television have made consumers increasingly accustomed to accessing video content anytime they choose.  Similarly, the increased availability of reliable broadband connectivity and video-enabled mobile devices, such as tablets, smartphones, netbooks and laptops, is driving demand for video services irrespective of the consumer’s location.  We refer to this as “anytime-anywhere” access and we intend to capitalize on these trends by building the “maniaTV Jukebox” that will provide anytime, on-demand access to our content library and a downloadable “App” for viewing our content anywhere on a host of platforms including mobile devices, online videogame consoles (e.g., Microsoft’s Xbox), and Internet-to-TV devices (e.g., Apple TV, Roku, Google TV).

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Leveraging our high-quality programming and production capabilities to build strong, direct relationships with advertising agencies and brands
To date, the majority of our advertising sales have come through third-party advertising networks that effectively serve as wholesalers for the Internet advertising market.  Our studio and production capabilities will also enable us to create custom high quality programming and highly customizable, integrated advertising campaigns designed exclusively for certain advertisers.  These campaigns may include a combination of: (i) sponsorship where an advertiser’s product and messaging are directly integrated into our show, (ii) in-video advertisements (e.g., pre-roll, post-roll, mid-roll advertisements), and (iii) banner advertisements that are delivered either alongside a video or on the top or side of a web page.  Our studio and production capabilities will also enable us to create custom programming and other content exclusively created or produced for certain advertisers.  We believe that our production of celebrity-based, pop-culture programming will better enable us to sell customizable advertising solutions directly to advertising agencies at higher rates than standard advertising network rates.

Competition

The entertainment industry is intensely competitive, and we compete for content, audiences and advertising dollars against a variety of sources including broadcast, cable and satellite television, movie studios and independent film producers and distributors, online, digital and mobile properties, and other entertainment outlets.  The entertainment industry is becoming increasingly dominated by large multi-national, multi-media entities that control key film, magazine, television and/or Internet content, as well as key network, cable, Internet and other distribution outlets.  Some of our competitors within the online video market include Viacom (one of the largest owners of cable TV channels and programming), YouTube (a video-sharing website owned by Google), Vevo (a music video website), and Hulu (a website that provides subscription service and free ad-supported on-demand streaming video).  Virtually all of these competitors are substantially larger than we are, have been in business longer, and have numerous advantages over us including the ability to acquire financing for their projects and attract superior properties, personnel, actors and/or celebrity hosts.  Our competitors may also have preferential access to content writers, producers, important technologies, data on viewers to our website, competitive information, and other important resources.  There can be no assurance that we will be able to compete successfully in the future against existing or potential competitors, or that competition will not have a material adverse effect on our business, financial condition or results of operations.

Privacy

Government Regulation

As a company conducting business on the Internet, we are subject to a number of foreign and domestic laws and regulations relating to information security, data protection and privacy, among other things.  We are also subject to a variety of legal and regulatory restrictions on how and to whom we market to, for instance marketing to children, which may limit our ability to generate advertising revenue and extend our brand image.  Many of these laws and regulations are still evolving and could be interpreted in ways that could harm our business.  In the area of information security and data protection, the laws in several states require companies to implement specific information security controls to protect certain types of personally identifiable information.  Likewise, all but a few states have laws in place requiring companies to notify users if there is a security breach that compromises certain categories of their personally identifiable information.  Any failure on our part to comply with these laws may subject us to significant liabilities.

We are also subject to federal and state laws regarding privacy of audience data.  Our privacy policy and terms of use describe our practices concerning the use, transmission and disclosure of viewer information and are posted on our website. Any failure to comply with our posted privacy policy or privacy-related laws and regulations could result in proceedings against us by governmental authorities or others, which could harm our business.  Further, any failure by us to adequately protect the privacy or security of our viewers’ information could result in a loss of confidence in our service among existing and potential viewers, and ultimately, in a loss of viewers and advertising customers, which could adversely affect our business.

Privacy Policy

We collect and use certain types of information from our viewers in accordance with the privacy policy that is posted on our website.  We may collect personally identifiable information directly from viewers when they register with our website, set up a profile, participate in surveys or otherwise provide information directly to us, send emails or other written or electronic communications to us, and post information on areas of our website that may be viewed by other users or the public.  We may also obtain information about our viewers from other viewers and third parties. Our policy is to use the collected information to customize and personalize advertising and content for viewers and to enhance our viewers’ experience when using our website.

We may also use automated data collection technology, such as tracking cookies, to collect non-personally identifiable information in order to help us track user interactions with our website.  Third-party advertisers may also use tracking technologies in order to collect non-personally identifiable information regarding use of our website.  Although we believe that we have implemented commercially reasonable physical and electronic security measures to protect against the loss, misuse, and alteration of personally identifiable information, no security measures are perfect or impenetrable, and we may be unable to anticipate or prevent unauthorized access to our viewers’ personally identifiable information.

Intellectual Property

Our business is significantly based on the creation, acquisition, use and protection of intellectual property which is primarily in the form of our audio-visual content.  While most of the intellectual property we use is created by us, we may also obtain rights to use intellectual property through license agreements with third parties. These licenses will typically limit our use of intellectual property to specific uses and for specific time periods.

We protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary information by entering into proprietary information and invention assignment agreements with our employees and confidentiality agreements with third parties.  We also attempt to monitor for any infringing uses of our intellectual property by third parties.

In addition to these contractual arrangements, we also may rely on a combination of trade secret and copyright protections, and trademark and domain name registrations to protect our content and other intellectual property.  We have one registered trademark “ManiaTV” that was initially filed on November 18, 1998 by our founder, Drew Massey, and re-registered for 10 years on August 18, 2011. We own and operate the website www.maniaTV.com, which domain name expires on November 17, 2018. We also own domain names maniaTV.org (expires on July 6, 2013), maniaTV.net (expires on July 6, 2013) and maniaTV.tv (expires on April 1, 2013). We do not own any patents, nor do we have any pending patent applications.  ManiaTV®, the maniaTV logo, and other common law trademarks or services marks of maniaTV appearing in this prospectus are the exclusive property of maniaTV.  All other service marks, trademarks and trade names referred to in this prospectus are property of their respective holders.

The success of our business depends in part on our ability to maintain and monetize our intellectual property rights to our entertainment content.  We are fundamentally a content company and theft of our brands, digital content and other intellectual property has the potential to significantly affect us and the value of our content.  Copyright theft is particularly prevalent in many parts of the world that lack effective copyright and technical protective measures similar to those existing in the U.S. or that lack effective enforcement of such measures.  The interpretation of copyright, privacy and other laws as applied to our content, and piracy detection and enforcement efforts, remain in flux.  The failure to strengthen or the weakening of existing intellectual property laws could make it more difficult for us to adequately protect our intellectual property and negatively affect its value.

Circumstances outside our control could pose a threat to our intellectual property rights.  For example, copyright theft may have an adverse effect on our business, because it may reduce the revenue that we are able to receive from the legitimate sale and distribution of our content, undermine lawful distribution channels and inhibit our ability to recoup or profit from the costs incurred to create such works.  Also, the efforts we have taken to prevent the unauthorized distribution, performance and copying of our content may not be sufficient.

Any significant impairment of our intellectual property rights could harm our business or our ability to compete.  Also, protecting our intellectual property rights is costly and time-consuming.  Any unauthorized disclosure or use of our intellectual property could make it more expensive to do business, thereby harming our operating results.

Companies in the media and entertainment, Internet, and other industries may own large numbers of patents, copyrights and trademarks and may request license agreements, threaten litigation or file suit against us based on allegations of infringement or other violations of intellectual property rights.  In the future and as our business grows, we may face allegations by third parties, including our competitors, that we have infringed their trademarks, copyrights, patents and other intellectual property rights.

Seasonality

Our business has experienced and is expected to continue to experience seasonality due to, among other things, seasonal advertising patterns and seasonal influences on audiences’ viewing habits and attendance.  Typically, we can expect our revenue from advertising to be the lowest in the first quarter and highest in the fourth quarter due to the holiday season. The effects of these variances make it difficult to estimate future operating results based on the results of any specific quarter. Viewership is also affected by products and programs available on other media, including traditional cable and television programming.

Corporate Information

Our headquarters are currently located at 8335 Sunset Boulevard, West Hollywood, California 90069, but once we complete this offering, we intend to lease a studio in the Los Angeles area which we will use to produce videos and for our executive offices.  Our phone number is (855) 886-2642.  Our website is www.maniaTV.com. The information on or that can be accessed through our website is not part of, and is not incorporated, into this prospectus.

Employees

As of March 31, 2013 , we had one full-time employee and he is not represented by a labor union or other labor organization.  We also have approximately six independent contractors who provide services to the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the combined results of operations and financial condition of maniaTV Inc. for the fiscal years ended December 31, 201 1 and 201 2 should be read in conjunction with the Selected Financial Data and the audited financial statements and related notes for the years ended December 31, 201 1 and 201 2 , that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

We are an Internet television company focused on building a leading pop-culture Internet, mobile and app-based video entertainment destination.  We deliver a library of entertainment programming directly to consumers via the Internet on maniaTV.com.  We were incorporated in April 2009 and are headquartered in West Hollywood, California.

In 201 1 , we recorded revenue of $ 95,041 , an operating loss of $ 52,922 , and a net loss of ( $ 59,246 ) .  In 201 2 , we recorded revenue of $ 750,655 , operating income of $395,179 , and net income of $75,975 .   The primary reason we had a net loss in 2011 was due to the fact that we were focused on consummating a financing transaction for most of 2011.  The increase in our revenues and net income in 2012 is primarily due to management refocusing on selling advertising and generating revenues instead of focusing on raising capital.

Plan of Operations

Our mission is to build a leading Internet, mobile and app-based video entertainment destination website that houses a “jukebox” of original, pop-culture oriented TV shows.  Our plan of operations for the first 12 months following this offering include:

•

Within the first 90 days after we close the offering, w e plan to open the maniaTV “Creative Show Factory”, a production studio that will allow us to create original programming with producers, writers, celebrities and other talent and build our jukebox of pop-culture content.   We expect to use about 15% of the proceeds from this offering to fund the studio .   The cost to open the studio will be approximately $100,000 to $200,000.

•

Once our studio is open, we expect to start b uild ing and expand ing our exclusive library of content focused on pop culture that will appeal to youth and young adults who have become increasingly more difficult to access through traditional media such as television, newspapers, magazines and radio.   We should be producing content within 60-90 days after our studio is open.  We expect to use about 25% of the proceeds for programming and development of our exclusive content library .

•

Approximately 90 days after we close the offering, we expect to start to e xpand our sales team and build strong, direct relationships with advertising agencies and brands.   We expect to use about 15% of the proceeds of our offering for sales and marketing efforts.

•

Within the 90 days after opening our studio, we expect to start to i nvest in application development , distribution partners and infrastructure to expand the opportunities to view our content anywhere on a host of platforms in order to provide “anytime-anywhere” access.   We expect to use about 5% of the proceeds of our offering for this purpose.

•

In about nine to twelve months after closing the offering, we expect to start the development of a new product offering that would provide viewers with access to premium portions of our entertainment programming on a monthly subscription fee basis.    We expect to use about 5% of the proceeds of our offering for this purpose.

How We Make Money

We currently derive all of our revenue from the sale of advertising on our website by packaging our entertainment programming with different forms of advertising, including video, banner ads, site sponsored and direct brand integration advertising.  To date, our revenue growth has been attributable to selling advertising through traditional computer-based platforms.  We also plan to generate additional revenue through expanding anytime-anywhere access to our content through smartphones, tablets and other viewing platforms that would allow us to offer additional distribution channels to current and potential advertisers for delivery of their advertising messages.  Moreover, we plan to also provide viewers with access to premium entertainment programming on a monthly subscription fee basis.

Key Performance Indicators

Management believes that the following financial and operating measurements are key indicators of the strength of our business:

Audience

The size of our audience is a primary performance metric we focus on in order to grow our revenue. The more persons who view our content and who visit multiple pages of content, the more pageviews we have which results in an increased advertising inventory to be sold to advertisers. The more visits by existing and new viewers drives more revenue opportunities for display advertising (banners) and video advertising (pre-rolls, mid-rolls, etc.) in addition to sponsorship opportunities. Our website generated approximately 36 million and 21 millon pageviews , with 6 million and 11 million unique visitors in 2010 and 2011, respectively. For the year ended December 31, 2012 , our website generated approximately 290 million pageviews and 37 million unique visitors.

A unique visitor is the count of how many different people access a Web site.  For example, if a user leaves and comes back to the site five times during the measurement period, that person is counted as one unique visitor.  Unique visitors are determined by the number of unique IP addresses on incoming requests that a site receives.  Depending on configuration issues and type of ISP service, in some cases, one IP address can represent many users; in other cases, several IP addresses can be from the same user.  The more unique visitors ultimately results in a larger audience.

Advertising Revenue

Revenue generated from campaigns sold directly to advertising agencies and/or top brand clients is the most advantageous type of revenue to generate for the company. Direct agency/client advertising is sold at a premium rate (cost per thousand viewers). Revenue generated from advertising networks generally delivers a lower rate (cost per thousand viewers) than revenue from advertising agencies, but it allows us to monetize unsold or remnant inventory that would otherwise not be sold. Continuing to focus on selling all of the daily advertising inventory generated is a primary performance goal.  We generated $ 95,041 and $ 750,655 in advertising revenue in 201 1 and 201 2 , respectively.   A ll revenue in 2011 and 2012 has been generated by advertising networks.

Premium Subscriptions

To date, all our revenue is generated through the sale of advertising, however, we plan to develop a premium offering that would permit our audience to view extra content via a nominal monthly subscription fee.  Revenue generated from premium subscriptions is a potential future performance indicator that we plan to track, as we have no premium subscription revenue to date.

Basis of Presentation

Revenue

We generate advertising revenue primarily from advertising display (video and banner ads), site sponsored and direct brand integration advertising, which is typically sold on a cost-per-thousand impressions, or CPM, basis.  Advertising campaigns typically range from one to six months, and advertisers generally pay us based on a minimum number of impressions or the satisfaction of other criteria, such as total video views. In the future we may earn referral revenue when, for example, a listener clicks on an advertisement and signs up for membership with an advertiser. We also have arrangements with advertising agencies and brokers pursuant to which we provide the ability to sell advertising inventory on our service directly to advertisers. We report revenue under these arrangements net of amounts due to agencies and brokers.

Costs and Expenses

Costs and expenses consist of sales and marketing, content development and acquisition, technology, and general and administrative expenses. Content development expenses have been negligible to date but are expected to become a significant component of our costs and expenses once we open our production studio and begin to produce new shows.  We also expect to hire new employees in order to support our anticipated growth.  In any particular period, the timing of additional hires could materially affect our operating expenses, both in absolute dollars and as a percentage of revenue. We anticipate that our costs and expenses will increase in the future.  Our costs and expenses include:

•

Sales and Marketing Expenses - Compensation and commissions related to sales, marketing and advertising personnel. In addition, marketing and sales expenses include third-party marketing, branding, advertising, audience measurement and research services, and public relations expenses, as well as facility and other supporting overhead costs. We expect marketing and sales expenses to increase as we build out our sales team.

•

Content Development and Acquisition Expenses – Expenses principally relating to the production and acquisition of content, as well as talent fees paid to celebrities. It is expected that this will become our primary expense item as we grow our company. Content acquisition expenses may also include royalties paid for content we license and distribute to our viewers.

•

Technology Expenses - Infrastructure costs related to content storage, delivery and streaming, maintaining our Internet television service, and creating and serving advertisements through third-party ad servers, including the employee costs associated with supporting these functions. Technology expenses also include our product development expenses for information technology, consulting, facilities-related expenses and costs associated with supporting our website and developing additional distribution channels for our content.

•

General and Administrative Expenses – Expenses relating to employee salaries and benefits for finance, accounting, legal, internal information technology and other administrative personnel. In addition, general and administrative expenses include outside legal and accounting services, facility and other supporting overhead costs. We expect to incur additional expenses in future periods as we continue to invest in corporate infrastructure, including adding personnel and systems to our finance and administrative functions. We also expect to incur additional expenses associated with being a public company, including increased legal and accounting costs, investor relations costs and SEC compliance costs.

•

Provision for Income Taxes.  Income tax expenses consist of state and federal income taxes.  Since our inception, we have been subject to income taxes only in the United States, and we do not contemplate operations outside the U.S. for the foreseeable future.

Results of Operation for year ended December 31, 2012 as compared to the year ended December 31, 2011

Revenues for the year ended December 31, 2012 increased by $655,614, or approximately 690%, to $750,655 from $95,041 for the year ended December 31, 2011.  The increase in revenues was due to management refocusing on selling advertising and generating revenues instead of focusing on raising capital.

Cost of sales for the year ended December 31, 2012 increased by $189,606, or approximately 290%, to $254,956 from $65,350 for the year ended December 31, 2011.  The increase in cost of sales was due to increased sales and marketing expenses.

General and administrative expenses for the year ended December 31, 2012 increased by $308,133, or approximately 395%, to $386,086 from $77,957 for the year ended December 31, 2011.  The increase was due in large part to the $290,000 salary and bonuses paid to our CEO in 2012 while he was not paid any salary or bonuses in the corresponding period in 2011.

The interest expense for the two twelve-month periods was relatively constant since most of the interest expense was related to the $100,000 promissory note that was outstanding during both periods.

There was a provision for income tax of $18,545 in the year ended December 31, 2012 compared to no such provision in the year ended December 31, 2011.  This was due to the fact that we had a net income in the 2012 period and a net loss in the 2011 period.

Net income for the year ended December 31, 2012 increased by $135,221 to $75,975 from a net loss of $59,246 in the year ended December 31, 2011.  The primary reason for the large improvement in income was the 690% increase in revenues from 2011.  This large increase in revenues was somewhat offset by the 395% increase in general and administrative expenses in the 2012 period.

Results of Operation for the year ended December 31, 2011 as compared to the year ended December 31, 2010

Revenues for the year ended December 31, 2011 decreased by $88,251, or approximately 48%, to $95,041 from $183,292 for the year ended December 31, 2010.  This decrease in revenues was primarily due to our management’s focus on a financing transaction in 2011 that eventually was not consummated.

Cost of Sales for the year ended December 31, 2011 decreased by $46,218, or approximately 41.4%, to $65,350 from $111,568 for the year ended December 31, 2010.  The decrease was mainly due to managing the selling expenses to adjust to the lower revenue.

General and administrative expenses for the year ended December 31, 2011 increased by $57,764, or approximately 28.6%, to $77,953 for the year ended December 31, 2010.  The increase was due to increased accounting fees and shareholder consulting expenses related to a financing transaction which was not consummated.

Interest expense increased by $5,757 to $6,324 for the year ended December 31, 2011 from $567 in the year ended December 31, 2010.  The interest was related to a $100,000 loan the Company received in February of 2011.

We had a net loss of ($59,246) for the year ended December 31, 2011 as compared to a net income of $37,869 for the year ended December 31, 2010.  The primary reason we went from a net profit in 2010 to a net loss in 2011 was due to the fact that we were focused on consummating a financing transaction for most of 2011.

Liquidity and Capital Resources

As of December 31 , 2012, we had a negative working capital of ( $ 3,598) compared to negative working capital of ($18,274) as of December 31, 2011.

Net cash provided by operating activities was $ 62,226 for the year ended December 31 , 2012 as compared to $1, 352 for the year ended December 31 , 2011.  This improvement in net cash for the most recent twelve -month period was due to our net income of $ 75,975 as compared to the net loss of $ 59,246 in the year ended December 31 , 2011.  This increased net cash position was offset in large part by the $ 178,141 increase in accounts receivable for the year ended December 31 , 2012.

There was $70,392 cash used for investing activities in the year ended December 31, 2012 compared to no cash used for investing activities in the year ended December 31, 2011.  The cash was used to purchase a Company vehicle.

There was no cash provided by or used for financing activities during the year ended December 31 , 2012 as compared to $100,000 of net cash provided by financing activities in the year ended December 31 , 2011.  This $100,000 represented the proceeds of a $100,000 convertible promissory note received in February 2011.

Future Liquidity and Cash Requirements

We believe we will be able to fund our future cash requirements for operations from our cash available, operating cash flows, additional borrowings, and issuance of equity securities. We believe these sources of funds , including the minimum $500,000 in proceeds from this offering, will be sufficient to continue our operations and planned  expenditures set forth in the Use of Proceeds table for the next 12 months. If we are not successful in this offering, we believe we will be able to continue to slowly grow our business with current cash available and operating cash-flow until we choose to complete a future offering to accelerate growth.   I f we are not successful in this offering and are unable to generate sufficient cash flow from operations to fund the continued expansion of our sales and to satisfy the related working capital requirements for the next twelve months , we will be required to refinance or restructure our indebtedness or raise additional debt or equity capital .  Additionally, we may be required to sell material assets or operations or delay or forego expansion and growth opportunities. We might not be able to effect these alternative strategies on satisfactory terms, if at all.   Our ability to satisfy such obligations also depends upon our future performance, which in turn is subject to general economic conditions, and to financial, business and other factors affecting our operations, including factors beyond our control. See “Risk Factors” included in this Prospectus.

For a discussion of the outstanding $100,000 convertible promissory note, see page 41 above.

Critical Accounting Policies and Estimates

Certain of the Company’s accounting policies are important to the portrayal of the Company’s financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances.

While our significant accounting policies are more fully described in Note 2 to our combined financial statements, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis:

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally acted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

Allowance for Doubtful Accounts

The Company does not maintain an allowance for doubtful accounts.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, the price is fixed or determinable, collection is reasonably assured and delivery of products has occurred or services have been rendered. As such, advertising revenues are recognized as advertising services are rendered, delivered, collection is assured, and price is determined.

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS” (“ASU 2011-04”). ASU 2011-04 was issued to achieve common fair value measurement and disclosure requirements between U.S. GAAP and International Financial Reporting Standards. ASU 2011-04 amends current fair value measurement and disclosure guidance to include increased transparency around valuation inputs and investment categorization. ASU 2011-04 is effective for fiscal years and interim periods beginning after December 15, 2011. We do not believe our adoption of ASU 2011-04 in the first quarter of 2012 will have a material impact on our financial position, results of operations or cash flows.

In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income” (“ASU 2011-05”). ASU 2011-05 allows an entity to have the option to present the components of net income and comprehensive income in either one or two consecutive financial statements. ASU 2011-05 eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. ASU 2011-05 is effective for fiscal years and interim periods beginning after December 15, 2011. In November 2011, the Board decided to defer the effective date of certain changes related to the presentation of reclassification adjustments. A final effective date for those changes is expected to be issued soon. While ASU 2011-05 will require us to change the manner in which we present other comprehensive income and its components on a retrospective basis, we do not believe our adoption of ASU 2011-05 in the first quarter of 2012 will have a material impact on our financial position, results of operations or cash flows.

DESCRIPTION OF PROPERTY

We currently have a temporary office located at 8335 Sunset Boulevard, West Hollywood, California 90069.  Once we complete this offering, we intend to lease a studio in the Los Angeles area which we will use to produce videos and as our executive offices.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

When we were first formed on April 8, 2009, we borrowed $10,100 from Drew Massey in order to purchase certain assets from The ManiaTV Network, Inc. and its major secured creditor.  This loan was repaid without interest during the latter part of 2009.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and our executive officer.  The indemnification agreements and our amended and restated articles of incorporation and bylaws will require us to indemnify our directors to the fullest extent permitted by Colorado law.  For more information regarding these agreements, see “Executive Compensation—Limitations on Liability and Indemnification Matters

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No public market currently exists for shares of our common stock. Following completion of this offering, we intend to apply to have our common stock listed for quotation on the Over-the-Counter Bulletin Board.  As of March 31, 2013, we had three holders of our Class A common stock and one holder of our Class B common stock.

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

•

contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•

contains a description of the broker’s or dealer’s duties to the client and of the rights and remedies available to the client with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

•

contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

•

contains a toll-free telephone number for inquiries on disciplinary actions;

•

defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•

contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the client:

•

the bid and offer quotations for the penny stock;

•

the compensation of the broker-dealer and its salesperson in the transaction;

•

the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•

monthly account statements showing the market value of each penny stock held in the client’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Reports

Once our registration statement under Form S-1 has been declared effective, we will be subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish unaudited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

Stock Transfer Agent

The stock transfer agent for our securities is Corporate Stock Transfer, Inc. of Denver, Colorado. Their address is 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209. Their phone number is (303) 282-4800.

SUBSCRIPTION AGREEMENT AND PROCEDURES

We will accept no subscriptions or indications of interest until our registration statement is effective. At that point, all subscriptions must be made by the execution and delivery of a subscription agreement, a form of which is attached to this prospectus as Annex A. By executing the subscription agreement, each purchaser will agree to pay the purchase price of the shares subscribed for at the closing at which such subscription is accepted. We have the right to revoke any offers made under this prospectus and to refuse to sell shares to a particular subscriber if the subscriber does not promptly supply all information we request or if we disapprove the sale. Subscriptions are not binding until accepted. We will refuse any subscription by giving written notice to the subscriber by personal delivery or first-class mail. We may reject any subscription at any time prior to acceptance, in whole or in part, in our sole discretion.

In order to subscribe for shares, a prospective investor must deliver the following documents to us:

1.

a complete and executed subscription agreement, in the form attached to this prospectus as Annex A;

2.

the full amount of the subscription price paid in United States dollars in cash or by check, bank draft or money order made payable to maniaTV Inc. - Corporate Stock Transfer, Inc. Escrow Account.

EXPERTS AND LEGAL COUNSEL

Our financial statements included in this prospectus have been audited by independent certified public accountants. We include those financial statements in reliance on the report of the firm of Ronald R. Chadwick, P.C., of Aurora, Colorado, given upon their authority as experts in accounting and auditing.

The law firm of Jin, Schauer & Saad LLC of Denver, Colorado has passed upon the validity of the shares of Class A common stock being offered and certain other legal matters and is representing us in connection with this offering.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We currently do not file periodic reports with the SEC. Upon closing of our initial public offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

MANIATV INC.

Financial Statements

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM F-2

FINANCIAL STATEMENTS

Balance sheets F-3
Statements of operations F-4
Statements of stockholders’ equity F-5
Statements of cash flows F-6
Notes to financial statements F-7

RONALD R. CHADWICK, P.C.

Certified Public Accountant

2851 South Parker Road, Suite 720

Aurora, Colorado  80014

Telephone (303)306-1967

Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

ManiaTV Inc.

Denver, Colorado

I have audited the accompanying balance sheets of ManiaTV Inc. as of December 31, 201 1 and 201 2 , and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ManiaTV Inc. as of December 31, 201 1 and 201 2 , and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Aurora, Colorado

Ronald R. Chadwick, P.C.

March 25, 2013

            RONALD R. CHADWICK, P.C.

ManiaTV Inc.

BALANCE SHEETS

	Dec. 31, 2011	Dec. 31, 2012

ASSETS
Current assets
Cash	$102,896	$ 94,730
Accounts receivable	18,278	196,419
Total current assets	121,174	291,149

Fixed assets	10,000	80,392
Less accumulated depreciation	(5,333)	(12,026)
	4,667	68,366

Total Assets	$125,841	$359,515

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable - related party	$ 24,078	$ 89,424
Related party payable	9,000	-
Notes payable	100,000	100,000
Accrued interest payable	5,326	11,326
Income taxes payable	1,044	18,545
Accrued compensation	-	12,500
Payroll tax liabilities	-	62,952
Total current liabilities	139,448	294,747

Total Liabilities	$ 139,448	$294,747

Stockholders’ Equity
Preferred stock, no par value; 5,000,000 shares authorized; No shares issued and outstanding	-	-
Common stock, Class A, no par value; 100,000,000 shares authorized; 8,333,334 (2010 & 2011) & 416,667 (2012) shares issued and outstanding	10	1
Common stock, Class B, no par value; convertible; 100,000,000 shares authorized; None (2010 & 2011) & 7,916,667 (2012) shares issued and outstanding	-	9
Additional paid in capital	20,819	20,819
Deferred compensation expense	(8,104)	(5,704)
Retained earnings (deficit)	(26,332)	49,643

Total Stockholders’ Equity	(13,607)	64,768

Total Liabilities and Stockholders’ Equity	$125,841	$359,515

The accompanying notes are an integral part of the financial statements.

ManiaTV Inc.

STATEMENTS OF OPERATIONS

	Year Ended Dec. 31, 2011	Year Ended Dec. 31, 2012

Sales (net of returns)	$ 95,041	$750,655
Cost of sales	63,350	254,956

Gross profit	29,691	495,699

Operating expenses:
Depreciation	2,000	6,693
Stock option expense	2,660	2,400
General and administrative	77,953	386,086
	82,613	395,179

Income (loss) from operations	(52,922)	100,520

Other income (expense):
Interest expense	(6,324)	(6,000)
	(6,324)	(6,000)

Income (loss) before provision for income taxes	(59,246)	94,520

Provision for income tax	-	18,545

Net income (loss)	$(59,246)	$ 75,975

Net income (loss) per share (Basic and fully diluted)	$ (0.01)	$ 0.01

Weighted average number of common shares outstanding	8,333,334	5,672,454

The accompanying notes are an integral part of the financial statements.

ManiaTV Inc.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Class A		Common Class B
	Shares(1)	Amount No Par	Shares	Amount No Par	Paid in Capital	Deferred Comp Expense	Retained Earnings	Stock- holders’ Equity

Balances at December 31, 2010	8,333,334	$10	-	$ -	$20,819	$(10,764)	$32,914	$42,979

Earned compensation expense- vested options						2,660		2,660

Net income (loss) for the year							(59,246)	(59,246)

Balances at December 31, 2011	8,333,334	$10	-	$ -	$20,819	$ (8,104)	$(26,332)	$(13,607)

Exchange of common Class A shares for common Class B shares by Officer	(7,916,667)	(9)	7,916,667	9				-

Earned compensation expense- vested options						2,400		2,400

Net income (loss) for the period							75,975	75,975

Balances at December 31, 2012 - Unaudited	416,667	$ 1	7,916,667	$ 9	$20,819	$ (5,704)	$ 49,643	$ 64,768

(1)  As retroactively restated for a 5 for 1 forward stock split on April 2, 2010, and a 1 for 12 reverse stock split on August 31, 2012.

The accompanying notes are an integral part of the financial statements.

ManiaTV Inc.

STATEMENTS OF CASH FLOWS

	Year Ended Dec. 31, 2011	Year Ended Dec. 31, 2012

Cash Flows From Operating Activities:
Net income (loss)	$(59,246)	$ 75,975

Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation	2,000	6,693
Compensatory equity issuances	2,660	2,400
Accounts receivable	26,538	(178,141)
Accounts payable	24,074	131,798
Accrued interest payable	5,326	6,000
Taxes payable	-	17,501
Net cash provided by (used for) operating activities	1,352	62,226

Cash Flows From Investing Activities:
Fixed assets	-	(70,392)
Net cash provided by (used for) investing activities	-	(70,392)

Cash Flows From Financing Activities:
Notes payable - borrowings	100,000	-
Net cash provided by (used for) financing activities	100,000	-

Net Increase (Decrease) in Cash	101,352	(8,166)

Cash At The Beginning Of The Period	1,544	102,896

Cast At The End Of The Period	$102,896	$ 94,730

Schedule of Non-Cash Investing and Financing Activities

None

Supplemental Disclosure

Cash paid for interest	$ 998	$ -
Cash paid for income taxes	$ -	$ 1,044

The accompanying notes are an integral part of the financial statements.

MANIATV INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 201 1 and 201 2

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ManiaTV Inc. (the “Company”), was incorporated in the state of Colorado in April 2009. The Company provides a library of shows for online and application based viewing by consumers. The Company delivers its library of entertainment programming directly to consumers via the internet.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At December 31, 201 1 and 201 2, the Company had no balance in its allowance for doubtful accounts.

Fixed assets

Fixed assets are recorded at cost and depreciated under accelerated or straight line methods over each item's estimated useful life. At December 31, 201 1 the Company had a fixed asset balance of $10,000, consisting of network equipment, logos, Company trademark, URL’s, and station ID’s with corresponding accumulated depreciation of $5,333.  At December 31 , 2012 the Company’s fixed asset balance was $80,392, consisting of network assets of $10,000 and a vehicle of $70,392, with corresponding accumulated depreciation of $ 12,026 .  Depreciation expense for 201 1 and 2012 was $2,000 and $6,693 .

MANIATV INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 201 1 and 201 2

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued):

Revenue recognition

The Company generates revenue from online advertising agencies who advertise on behalf of their customers on the Company’s website. Revenue is recognized on an accrual basis as earned under contract terms. Specifically, revenue from advertising sales is recognized subsequent to a customer ordering advertising at an agreed upon price, delivery has occurred, and collectability is reasonably assured. A purchase arrangement is evidenced by a written order, with delivery considered as made after contracted advertisements have been run.

Advertising costs

Advertising costs are expensed as incurred. The Company had advertising costs (included in cost of sales) in 201 1 and 2012 of $54,239 and $229,003.

Income tax

The Company accounts for income taxes pursuant to ASC 740. Under ASC 740 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Financial Instruments

The carrying value of the Company’s financial instruments, as reported in the accompanying balance sheets, approximates fair value.

MANIATV INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 201 1 and 20 12

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued):

Long-Lived Assets

In accordance with ASC 350, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Stock based compensation

The Company accounts for employee and non-employee stock awards under ASC 718, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.

Products and services, geographic areas and major customers

The Company’s business constitutes one operating segment. All revenues each year were domestic and to external customers.

NOTE 2. NOTE PAYABLE

At December 31, 2011 and 2012 the Company owed a creditor $100,000 under a convertible note payable, unsecured, bearing interest at 6% per annum. The note principal and interest are to be repaid in common stock of the Company, and the due date is the earlier of (i) December 31, 2012 or (ii) the closing of a “qualified offering”, defined as any sale of shares of stock of the Company with aggregate gross proceeds (including conversion of any outstanding shares) in an amount not less than five hundred thousand dollars ($500,000). If the note is converted pursuant to a qualified offering having taken place, then the amount of interest accrued and converted shall be the greater of (i) the amount of interest accrued through the conversion date or (ii) 20% of the principal amount of the note, being $20,000. According to the terms of the note, the conversion price of the note shall be (i) if the note is converted pursuant to a qualified offering having taken place, then the conversion price is the price per share of the qualified offering, or (ii) if the note is converted pursuant to the maturity date being reached, the note shall automatically be converted into such number of shares of common stock that would equal a pre-money valuation of the Company equal to fifteen million dollars ($15,000,000).  The Company recorded no beneficial conversion expense on the conversion feature as the specific conversion price is currently not determinable.  Accrued interest on the note at December 31, 2011 and 2012 was $5,326 and $ 11,326 , and interest expense for 2011 and 2012 was $5,326 and $ 6,000 .

MANIATV INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 201 1 and 201 2

NOTE 3. INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses and other items. Loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

The Company accounts for income taxes pursuant to ASC 740. Income taxes at Federal and state statutory rates are reconciled to the Company’s actual income taxes as follows:

	December 31, 2011	December 31, 2012

Tax at federal statutory rate (15 - 34%)	$(8,887)	$ 20,387
State income tax (5%)	(2,962)	4,726
Book to tax differences:
Accrual vs. cash	8,767	(38,238)
Stock options	532	480
Other	(1,500)	1,194
	(4,050)	(11,451)
Net operating loss benefit	4,050	11,451
Income tax - current	$ -	$ -
Income tax - deferred	$ -	$ 18,545

Beginning NOL benefit pre-allowance	$ 991	$ 5,041
Change for the year	4,050	11,451
End NOL benefit pre-allowance	5,041	16,493
Valuation allowance	(5,041)	(16,493)
End NOL benefit	$ -	$ -

The Company had no income tax liability at end 2011.  The Company’s deferred income tax liability at end 2012 was estimated as follows:

Pretax income	$ 94,520
Book/tax differences	8,369
Subtotal	102,889
NOL carryforward	(25,209)
Taxable income	$ 77,680
Federal income tax	$ 14,661
State income tax	3,884
Deferred tax liability	$ 18,545

MANIATV INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2012

NOTE 4.  STOCKHOLDERS' EQUITY

Common stock

The Company has 100,000,000 authorized shares of no par value Class A common stock (“Class A”) and 10,000,000 authorized shares of no par value convertible Class B common stock (“Class B”). Each Class B share is entitled to ten votes per share and is convertible into one Class A share anytime at the holder’s option, and automatically converts upon its issuance, sale, assignment, gift or transfer to a person or entity other than the person to whom such share was initially issued. Prior to August 31, 2012 there was no Class A or Class B common, only common stock. As pre-August 31, 2012 common and post-August 31, 2012 Class A common are essentially the same, no distinction has been made in these financial statements between them. All common share figures in these financial statements including stock options have been retroactively restated for a 5 for 1 forward stock split in April 2010 and a 1 for 12 reverse stock split in August 2012.

Preferred stock

The Company has 5,000,000 authorized shares of no par value preferred stock, to have such preferences as the Board of Directors may set from time to time, with no shares issued and outstanding.

Stock options

The Company accounts for employee and non-employee stock options under ASC 718, whereby option costs are recorded based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

At December 31, 201 1 and 201 2 the Company had stock options outstanding as described below.

Non-employee stock options

At the beginning of 2010 the Company had no non-employee stock options outstanding. In November 2010 the Company adopted an incentive stock option plan and granted 363,333 options, allowing the holder to purchase one share of common stock per option, exercisable at $0.12 per share with the option term expiring in November 2020. The fair value of the 363,333 options granted in 2010 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 2.64%, dividend yield of 0%, expected life of ten years, volatility of 33%. Of the 363,333 options granted, 138,333 options vested immediately and are exercisable anytime at the holder’s discretion, 212,500 options vested partially at 25% in April 2011 (53,125 options) with the remaining 159,375 options vesting over the subsequent 48 months, and 12,500 options vested partially at 20% in April 2011 (2,500 options) with the remaining 10,000 options vesting over the subsequent 60 months. The Company incurred and recorded compensation expense under the 138,333 immediately vesting stock option grants of $7,927 in 2010. For the 225,000 deferred options the Company recorded a deferred compensation expense amount of $12,892. During 2010 $2,128 was accreted to expense, leaving a 2010 year end balance in deferred compensation of $10,764.  During 2010 no options were exercised, expired or were canceled, leaving a 2010 year end outstanding balance of 363,333 non-employee stock options.

MANIATV INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 201 1 and 201 2

NOTE 4.  STOCKHOLDERS' EQUITY (Continued):

At the beginning of 2011 the Company had 363,333 non-employee stock options outstanding, with 138,333 options exercisable and 225,000 remaining to vest. Of the 225,000 deferred options, 83,521 options vested in 2011 leaving a remainder to vest of 141,479 options. During 2011 in connection with the vested options $2,660 was accreted to expense from deferred compensation, leaving a 2011 year end balance in deferred compensation of $8,104. During 2011 no options were exercised, expired or were canceled, leaving a 2011 year end outstanding balance of 363,333 non-employee stock options.

At the beginning of 2012 the Company had 363,333 non-employee stock options outstanding, with 221,854 options exercisable and 141,479 remaining to vest. Of the 141,479 deferred options, 41,844 options vested in 2012 leaving a remainder to vest of 99,635 options at end 2012. During 2012 in connection with the vested options $2,400 was accreted to expense from deferred compensation, leaving a 2012 year end balance in deferred compensation of $5,704.  During 2012 no options were exercised, expired or were canceled, leaving a 2012 outstanding balance of 363,333 non-employee stock options.

NOTE 5. RELATED PARTY TRANSACTIONS

A Company officer at end 2011 and 2012 was owed $24,078 and $89,424 for expense reimbursements due incurred from Company operations.

NOTE 6 . SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date these financial statements were available to be issued of March 28, 2013 and determined that there are no reportable subsequent events.

ANNEX A

Form of Common Stock Subscription Agreement

maniaTV Inc.

8335 Sunset Boulevard

West Hollywood, CA  90069

Gentlemen:

This subscription agreement relates to the offer made by maniaTV Inc., a Colorado corporation (the “Company”), to sell between $500,000 (the “Minimum Offering”) and $1,000,000 (the “Maximum Offering”) in shares of Company’s Class A common stock (the “Shares”), pursuant to the prospectus filed with the SEC, and as same may be amended or supplemented from time to time (the “Prospectus”). The undersigned has received a copy of the Prospectus and wishes to purchase Shares on the terms, and subject to the conditions, set forth below and in the Prospectus. The undersigned understands that pending sale of the $500,000 minimum, all proceeds will be held in a non-interest bearing escrow account by the Escrow Agent for this offering.

1.

Subscription

1.1     The undersigned hereby irrevocably subscribes, in accordance with the terms and conditions of this Subscription Agreement (the “Agreement”), for the purchase of the number of Shares, at the price per Share, set forth on the signature page to the Agreement. The undersigned hereby delivers to the Company (i) an executed copy of this Agreement, and (ii) personal, bank, cashier’s check or wire transfer for the aggregate purchase price, as reflected on the signature page to this Agreement (the “Purchase Price”) payable to “Corporate Stock Transfer, Inc., Escrow Agent, for maniaTV Inc., as Escrow Agent”, as follows:

[Escrow Agent]

[Bank]

[ABA Routing No.]

[Account No.]

[Reference]

1.2

The Purchase Price and the executed Agreement will be held, for the benefit of the undersigned until accepted by the Company. If the Agreement is not accepted by _____ , 2012 (the “Termination Date”), then, the Purchase Price will be promptly returned to the undersigned.

1.3

After a determination has been made by the Company to accept this subscription, the payment will be retained in the Escrow Account until such time as the $500,000 minimum has been reached, at which time the funds will be released to the Company.   If the minimum amount is not raised before the Termination Date, the funds will be returned promptly to the undersigned.

2.

Acceptance of Agreement. It is understood and agreed that the Company shall have the right to accept or reject this Agreement, in whole or in part, for any reason whatsoever. The shares will be offered at a price of $0.90 per share for a period of one hundred fifty (150) days from the date of the Prospectus, subject to a ninety (90) day extension, for a potential total of 240 days.

3.

Representations and Warranties of Subscriber. The undersigned hereby represents and warrants to the Company that the undersigned has received the Prospectus.

4.

The type of ownership in which the undersigned is applying to purchase Shares is as follows: (Check One)

____

INDIVIDUAL OWNERSHIP (One signature required)

____

JOINT TENANTS WITH RIGHT OF SURVIVORSHIP (Both parties must sign)

____

TRUST (Please include name of trustee, date trust was formed and a copy of the Trust Agreement or other authorization)

____

CORPORATION (Please include Certified Corporate Resolution authorizing signature)

____

PARTNERSHIP  (Please include a copy of the Statement of Partnership or Partnership Agreement authorizing signature)

____

COMMUNITY PROPERTY  (Two signatures required)

____

TENANTS-IN-COMMON (Both parties must sign)

5.

Miscellaneous.

5.1

Survival. The representations and warranties made herein shall survive the consummation of the transaction contemplated hereby.

5.2

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, without regard to principles of conflicts of laws.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Agreement this _______ day of ______________________, 201 3 .

__________________________________________

Name(s) of Subscriber(s)

Address

_____________________________

_____________________________

_____________________________

_____________________________

Social Security or Tax I.D. No.

_____________________________

Email Address:

_____________________________

ACCEPTANCE

The foregoing subscription is hereby accepted and receipt of payment is hereby acknowledged with respect to Shares.

Dated: __________

MANIATV INC.

By__________________________________

    Authorized Officer

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows:

Legal fees and costs	$22,500
Accounting	15,000
Registration fees	100
Printing of Prospectus	500
Escrow Agent	1,500
Miscellaneous	400
Total	$40,000

Item 14.  Indemnification of Directors and Officers.

Sections 7-109-102 and 7-109-107 of the Colorado Business Corporation Act authorize a corporation’s board of directors to grant indemnity to directors and officers under certain circumstances and subject to certain limitations.  The terms of Sections 7-109-102 and 7-109-107 of the Colorado Business Corporation Act are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the Securities Act).

As permitted by the Colorado Business Corporation Act, the Registrant’s amended and restated articles of incorporation require us to indemnify our directors, officers, agents, fiduciaries or employees to the maximum extent not prohibited by the Colorado Business Corporation Act.

As permitted by the Colorado Business Corporation Act, the Registrant’s amended and restated articles of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•

any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•

acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•

under Section 7-106-401 of the Colorado Business Corporation Act (regarding unlawful dividends and stock purchases); or

•

any transaction from which the director directly or indirectly derived an improper personal benefit.

As permitted by the Colorado Business Corporation Act, the Registrant’s bylaws provide that:

•

the Registrant is required to indemnify its directors to the fullest extent permitted by the Colorado Business Corporation Act;

•

the Registrant may indemnify its officers, employees, fiduciaries and agents as set forth in the Colorado Business Corporation Act;

•

the rights conferred in the bylaws are not exclusive.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s amended and restated articles of incorporation and bylaws and to provide additional procedural protections.  At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought.  The indemnification provisions in the Registrant’s amended and restated articles of incorporation, bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant intends to carry liability insurance for its directors and officers.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

The Company has not had any sales of its securities within the past three years which were not registered under the Securities Act, except for the issuance of a Convertible Promissory Note in the amount of $100,000 to an investor named Julia Howell on February 3, 2011.  This sale was made without the use of an underwriter or broker/dealer; no advertising or public solicitation was involved; and no commissions were paid in connection with the sale.  The sale was made pursuant to the private offering exemption within the meaning of Section 4(2) of the Securities Act of 1933, as amended, and the investor was an accredited investor.

Item 16.  Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

3.1	Third Amended and Restated Articles of Incorporation (previously filed)
3.2	Bylaws (previously filed)
4.1	Irrevocable Proxy from EBX V, L.P. to Drew Massey (previously filed)
5.1	Opinion re: Legality (previously filed)
10.1	Form of Indemnification Agreement (previously filed)
10.2	2010 Stock Incentive Plan (previously filed)
10.3	Convertible Promissory Note with Amendment (previously filed)
10.4	Form of Escrow Agreement ( previously filed )
23.1	Consent of Independent Auditors (previously filed)
23.2	Consent of Counsel (See Exhibit 5.1)
23.3	Consent of Independent Auditors ( previously filed)
23.4	Consent of Independent Auditors (filed herewith)

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

3.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

5.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

 (i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Hollywood, State of California, on April 5 , 2013.

MANIATV INC.

By: /s/ Drew Massey
Drew Massey, President and Chief
Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: April 5 , 2013 By: /s/ Drew Massey
Drew Massey, President, Chief
Executive Officer, Acting Chief Financial
Officer and Director
(Principal Executive Officer, Principal Financial
officer and Principal Accounting Officer)

Date: April 5 , 2013 By: /s/ Warren W. Littlefield
Warren W. Littlefield, Director

Date: April 5 , 2013 By: /s/ Bruce Cunningham
Bruce Cunningham, Director

Date: April 5 , 2013 By: /s/ Scott Massey
Scott Massey, Director